Exhibit 4.2

Confidential	Execution Version

Dated 28 JUNE 2013

MALT SINGAPORE PTE. LTD.

arranged by

COMMONWEALTH BANK OF AUSTRALIA

with

COMMONWEALTH BANK OF AUSTRALIA

as Hedging Co-ordinator

COMMONWEALTH BANK OF AUSTRALIA

as Agent

CBA CORPORATE SERVICES (NSW) PTY LTD

as Security Agent

FACILITY AGREEMENT

for $160,000,000 Loan Facility

Contents

Clause		Page

Section 1 - Interpretation		1

1	Definitions and interpretation	1

Section 2 - The Facility		23

2	The Facility	23

3	Purpose	23

4	Conditions of Utilisation	23

Section 3 - Utilisation		25

5	Utilisation	25

Section 4 - Repayment, Prepayment and Cancellation		26

6	Repayment	26

7	Illegality, prepayment and cancellation	26

Section 5 - Costs of Utilisation		30

8	Interest	30

9	Interest Periods	30

10	Changes to the calculation of interest	31

11	Fees	32

Section 6 - Additional Payment Obligations		33

12	Tax gross-up and indemnities	33

13	Increased Costs	36

14	Other indemnities	37

15	Mitigation by the Lenders	40

16	Costs and expenses	40

Section 7 - Representations, Undertakings and Events of Default		42

17	Representations	42

18	Information undertakings	47

19	Financial covenants	51

20	General undertakings	52

21	Dealings with Ship	55

22	Condition and operation of Ship	56

23	Insurance	61

24	Chartering undertakings	64

25	Bank accounts	66

26	Business restrictions	70

27	Hedging Contracts	73

28	Events of Default	74

29	Position of Hedging Providers	79

Section 8 - Changes to Parties		81

30	Changes to the Lenders	81

31	Changes to the Obligors	84

Section 9 - The Finance Parties		85

32	Roles of Agent, Security Agent, Arranger and Hedging Co-ordinator	85

33	Conduct of business by the Finance Parties	102

34	Sharing among the Finance Parties	103

Section 10 - Administration		105

35	Payment mechanics	105

36	Set-off	107

37	Notices	108

38	Calculations and certificates	109

39	Partial invalidity	110

40	Remedies and waivers	110

41	Amendments and waivers	110

42	Confidentiality	113

43	Counterparts	115

Section 11 - Governing Law and Enforcement		116

44	Governing law	116

45	Enforcement	116

THIS AGREEMENT is dated 28 June 2013 and made between:

(1)	MALT SINGAPORE PTE. LTD. (the Borrower);

(2)	COMMONWEALTH BANK OF AUSTRALIA as mandated lead arranger (the Arranger);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the Original Lenders);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as hedging providers (the Original Hedging Providers);

(5)	COMMONWEALTH BANK OF AUSTRALIA as hedging co-ordinator for the other Finance Parties (the Hedging Co-ordinator);

(6)	COMMONWEALTH BANK OF AUSTRALIA as agent of the other Finance Parties (the Agent); and

(7)	CBA CORPORATE SERVICES (NSW) PTY LTD as security agent of the Finance Parties (the Security Agent).

IT IS AGREED as follows:

Section 1 - Interpretation

1	Definitions and interpretation

Definitions

1.1	In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:

Account means any bank account, deposit or certificate of deposit opened, made or established in accordance with clause 25 (Bank accounts).

Account Bank means, in relation to any Account, Commonwealth Bank of Australia (acting through its Singapore branch) or another bank or financial institution approved by the Majority Lenders at the request of the Borrower.

Account Security means, in relation to an Account, a deed or other instrument by the Borrower in favour of the Security Agent in an agreed form conferring a Security Interest over that Account.

Accounting Reference Date means 31 December (in the case of the Borrower, Malt LNG Transport, Malt LNG Holdings and TGP) and 31 March (in the case of MCorp) or such other date as may be approved by the Lenders.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent includes any person who may be appointed as such under the Finance Documents.

APMM means A.P. Møller-Maersk A/S of 50 Esplanaden, DK-1098, Copenhagen, Denmark.

APMM Guarantee means the guarantee dated 31 August 2010 (as supplemented and amended by a deed of amendment to parent company guarantee dated 28 February 2012) executed by APMM in favour of the Charterer in respect of the Borrower’s obligations under the Charter.

Auditors means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or another approved firm.

Bareboat Charter has the meaning given to such expression in clause 24.10 (Substitution of Charter by a bareboat charter).

Bareboat Charter Documents means the Bareboat Charter, any documents supplementing it and any guarantee or security given by any person for the Charterer’s obligations under it.

Basel II Accord means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord.

Basel II Approach means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel II Accord.

Basel II Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel II Regulation in force as at the date hereof (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

Basel II Regulation means:

(a)	any law or regulation implementing the Basel II Accord; or

(b)	any Basel II Approach adopted by a Finance Party or any of its Affiliates.

Basel III Accord means, together:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel III Regulation (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

Basel III Regulation means any law or regulation implementing the Basel III Accord save and to the extent that it re-enacts a Basel II Regulation.

Break Costs means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Singapore, Sydney, New York, Tokyo and Vancouver.

Change of Control occurs when:

(a)	prior to the implementation of the Reorganisation:

(i)	the Borrower ceases to be a wholly-owned Subsidiary of Malt LNG Transport; or

(ii)	Malt LNG Transport ceases to be a wholly-owned Subsidiary of Malt LNG Holdings; or

(iii)	Malt LNG Holdings ceases to be a wholly owned Subsidiary of the Sponsors; or

(iv)	without the approval of the Majority Lenders, such approval not to be unreasonably withheld, there is any change/s to:

(A)	the Sponsors’ proportionate legal and beneficial ownership or voting rights in Malt LNG Holdings; or

(B)	the voting mechanism or arrangements between the Sponsors under the Joint Venture Agreement; or

(v)	where all management powers over the business and affairs of TGP are vested exclusively in Teekay GP LLC as general partner of TGP:

(A)	Teekay Corporation ceases to own, directly or indirectly, a minimum of 40 per cent of the voting rights in Teekay GP LLC; and

(B)	Teekay GP LLC ceases to own a minimum of 40 per cent of the general partner interest in TGP; or

(vi)	(and in circumstances where all management powers over the business and affairs of TGP are vested exclusively in a board of directors of TGP), Teekay Corporation ceases to be entitled to appoint 40 per cent or more of the members of the board of directors of TGP; and

(b)	following the implementation of the Reorganisation:

(i)	the Borrower ceases to be a wholly-owned Subsidiary of Dutch Holdco; or

(ii)	Dutch Holdco ceases to be a wholly owned Subsidiary of the Sponsors; or

(iii)	without the approval of the Majority Lenders, such approval not to be unreasonably withheld, there is any change/s to:

(A)	the Sponsors’ proportionate legal and beneficial ownership or voting rights in Dutch Holdco; or

(B)	the voting mechanism or arrangements between the Sponsors under the Joint Venture Agreement; or

(iv)	where all management powers over the business and affairs of TGP are vested exclusively in Teekay GP LLC as general partner of TGP:

(A)	Teekay Corporation ceases to own, directly or indirectly, a minimum of 40 per cent of the voting rights in Teekay GP LLC; and

(B)	Teekay GP LLC ceases to own a minimum of 40 per cent of the general partner interest in TGP; or

(v)	(and in circumstances where all management powers over the business and affairs of TGP are vested exclusively in a board of directors of TGP), Teekay Corporation ceases to be entitled to appoint 40 per cent or more of the members of the board of directors of TGP, provided that, for the avoidance of doubt, the Reorganisation shall not constitute a Change of Control.

Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Security Documents.

Charter means the charter commitment details of which are provided in Schedule 2 (Ship information).

Charter Assignment means an assignment by the Borrower of its interest in the Charter Documents in favour of the Security Agent in the agreed form.

Charter Documents means the Charter, any documents supplementing it and any guarantee or security given by any person for the Charterer’s obligations under it.

Charterer means the charterer named in Schedule 2 (Ship information).

Classification means the classification specified in Schedule 2 (Ship information) with the Classification Society or another classification approved by the Majority Lenders as its classification, at the request of the Borrower.

Classification Society means the classification society specified in Schedule 2 (Ship information) or another classification society (being a member of the International Association of Classification Societies (IACS) or, if such association no longer exists, any similar association nominated by the Agent) approved by the Majority Lenders as its Classification Society, at the request of the Borrower.

Code means the US Internal Revenue Code of 1986.

Commitment means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The original parties); and

(b)	in relation to any other Lender, the amount of any Commitment assigned to it under this Agreement,

to the extent not cancelled, reduced or assigned by it under this Agreement.

Compliance Certificate means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate) or otherwise approved.

Confirmation shall have, in relation to any Hedging Transaction, the meaning given to it in the relevant Hedging Master Agreement.

Confidential Information means all information relating to an Obligor, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	the Borrower, Malt LNG Transport, Malt LNG Holdings, the Sponsors any of their advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from the Borrower, Malt LNG Transport, Malt LNG Holdings, the Sponsors any of their advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 42 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Borrower, Malt LNG Transport, Malt LNG Holdings or the Sponsors or any of their advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Borrower, Malt LNG Transport, Malt LNG Holdings or the Sponsors and which, in any case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Constitutional Documents means, in respect of an Obligor, such Obligor’s memorandum and articles of association, bye-laws or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to Schedule 3 (Conditions precedent).

Debt Service Amount has the meaning given to it in clause 19.2 (Financial definitions).

Debt Service Reserve Account means any Account designated as a “Debt Service Reserve Account” under clause 25 (Bank accounts).

Deed of Covenant means a first deed of covenant by the Borrower in favour of the Security Agent in the agreed form.

Default means an Event of Default or any event or circumstance specified in clause 28 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of the foregoing) be an Event of Default.

Defaulting Lender means any Lender:

(a)	which has failed to make its participation in the Loan available (or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in the Loan available) by the Utilisation Date in accordance with clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Payment Disruption Event; and,

payment is made within five Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Dry Dock Reserve Account means any Account designated as a “Dry Dock Reserve Account” under clause 25 (Bank accounts).

Dutch Holdco means Malt LNG Netherlands Holdings B.V. a company with limited liability incorporated under the laws of The Netherlands which is to acquire, pursuant to the Reorganisation, all of the issued and outstanding shares in the Borrower, or any other such company nominated by the Borrower and approved (such approval not to be unreasonably withheld or delayed).

Earnings means, in relation to the Ship and a person, all money at any time payable to that person for or in relation to the use or operation of the Ship including freight, hire and passage moneys, money payable to that person for the provision of services by or from the Ship or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment.

Environmental Claims means:

(a)	enforcement, clean-up, removal or other governmental or regulatory action or orders or claims instituted or made pursuant to any Environmental Laws or resulting from a Spill; or

(b)	any claim made by any other person relating to a Spill.

Environmental Incident means any Spill from any vessel in circumstances where:

(a)	the Ship or its owner, operator or manager are or allegedly are at fault for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or

(b)	the Ship is actually or potentially liable to be arrested or attached in connection with any such Environmental Claim.

Environmental Laws means all laws, regulations and conventions concerning pollution or protection of the environment.

Event of Default means any event or circumstance specified as such in clause 28 (Events of Default).

Existing Facility Agreement means together, the facility agreements dated 17 February 2012 provided to Malt LNG Holdings and arranged by DNB Bank ASA and Mizuho Corporate Bank Ltd respectively.

Facility means the term loan facility made available under this Agreement as described in clause 2 (The Facility).

Facility Office means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office through which it will perform its obligations under this Agreement; and

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

Facility Period means the period from and including the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the Obligors under the Finance Documents has been fully paid and discharged.

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 January 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

FATCA FFI means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

Fee Letter means any letter dated on or about the date of this Agreement between the Arranger and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in clause 11 (Fees).

Final Repayment Date means, subject to clauses 35.12 and 35.13 (Business Days), the date falling 96 months after the Utilisation Date.

Finance Documents means this Agreement, any Fee Letter, the Security Documents, any Hedging Contracts, any Hedging Master Agreement, and any other document designated as such by the Agent and the Borrower.

Finance Party means the Agent, the Security Agent, the Arranger, any Hedging Provider or a Lender.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Final Repayment Date or are otherwise classified as borrowings under GAAP);

(i)	any amount of any liability under an advance or deferred purchase agreement if (a) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (b) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back, sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(k)	without double counting, the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

First Repayment Date means, subject to clauses 35.12 and 35.13 (Business Days) the date falling three months after the Utilisation Date.

Flag State means the country specified in Schedule 2 (Ship information), or such other state or territory as may be approved by the Lenders, at the request of the Borrower, as being the “Flag State” for the purposes of the Finance Documents.

GAAP means:

(a)	in the case of the Borrower, generally accepted accounting principles in Singapore;

(b)	in the case of Malt LNG Transport, generally accepted accounting principles in Denmark;

(c)	in the case of Malt LNG Holdings, generally accepted accounting principles in Denmark;

(d)	in the case of TGP, generally accepted accounting principles in the United States of America;

(e)	in the case of MCorp, generally accepted accounting principles in Japan; and

(f)	following the Reorganisation, in the case of Dutch Holdco, generally accepted accounting principles in The Netherlands.

Hedging Contract means any Hedging Transaction between the Borrower and any Hedging Provider pursuant to any Hedging Master Agreement and includes any Hedging Master Agreement and any Confirmations from time to time exchanged under it and governed by its terms relating to that Hedging Transaction and any contract in relation to such a Hedging Transaction constituted and/or evidenced by them and Hedging Contracts means all of them.

Hedging Contract Security means a deed or other instrument by the Borrower in favour of the Security Agent in the agreed form conferring a Security Interest over any Hedging Contracts.

Hedging Exposure means, as at any relevant date, the aggregate of the amount certified by each of the Hedging Providers to the Agent to be the net amount in dollars;

(a)	in relation to all Hedging Contracts that have been closed out on or prior to the relevant date, that is due and owing by the Borrower to the Hedging Providers in respect of such Hedging Contracts on the relevant date; and

(b)	in relation to all Hedging Contracts that are continuing on the relevant date, that would be payable by the Borrower to the Hedging Providers under (and calculated in accordance with) the early termination provisions of the Hedging Contracts as if an Early Termination Date (as defined in the relevant Hedging Master Agreement) had occurred on the relevant date in relation to all such continuing Hedging Contracts.

Hedging Master Agreement means any agreement made or (as the context may require) to be made between the Borrower and a Hedging Provider comprising an ISDA Master Agreement and the Schedule thereto in the agreed form.

Hedging Provider Accession Letter means an accession letter executed a relevant bank or financial institution, as accepted by the Agent and the Hedging Co-ordinator, for the accession to this Agreement as a Hedging Provider, substantially in the form as set out in Schedule 8 (Form of Hedging Provider Accession Letter).

Hedging Providers means:

(a)	any Original Hedging Provider; and

(b)	any bank or financial institution which is a Lender or an Affiliate of a Lender who may at any time enter into or provide a Hedging Transaction and who accedes to the terms of this Agreement pursuant to clause 29.1 (Hedging Providers), and includes their respective successors in title and Hedging Provider means any of them.

Hedging Transaction has, in relation to any Hedging Master Agreement, the meaning given to the term “Transaction” in that Hedging Master Agreement.

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

Increased Costs has the meaning given to it in clause 13.2 (Increased Costs).

Indemnified Person means:

(a)	each Finance Party and each Receiver and any attorney, agent or other person appointed by them under the Finance Documents;

(b)	each Affiliate of those persons; and

(c)	any officers, directors, employees, advisers, representatives or agents of any of the above persons.

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Insurance Notice means a notice of assignment in the form scheduled to the Deed of Covenant or in another approved form.

Insurances means, in relation to the Ship:

(a)	all policies and contracts of insurance; and

(b)	all entries in a protection and indemnity or war risks or other mutual insurance association in the name of the Ship’s owner or the joint names of its owner and any other person in respect of or in connection with the Ship and/or its owner’s Earnings from the Ship and includes all benefits thereof (including the right to receive claims and to return of premiums).

Interbank Market means the London interbank market.

Interest Period means, in relation to the Loan, each period determined in accordance with clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clauses 8.3 to 8.5 (Default interest).

Joint Venture Agreement means the joint venture agreement dated 6 February 2012 and made between Teekay Luxembourg S.A.R.L., Scarlet LNG Transport Co., Ltd., Teekay LNG Operating LLC, MCorp and Malt LNG Holdings.

Last Availability Date means the date which is 30 days following the date of this Agreement (or such later date as may be approved by the Lenders).

Legal Opinion means any legal opinion delivered to the Agent under clause 4 (Conditions of Utilisation).

Legal Reservations means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.

Lender means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with clause 30 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

LIBOR means, in relation to the Loan or any part of it or any Unpaid Sum:

(a)	the Screen Rate; or

(b)	(if no Screen Rate is available for the relevant currency or the relevant Interest Period) the Reference Bank Rate,

as of 11:00 a.m. on the Quotation Day for a period comparable to the Interest Period of the Loan or relevant part of it or Unpaid Sum and, if that rate is less than zero, LIBOR shall be deemed to be zero.

Loan means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

Losses means any costs, expenses, payments, charges, losses, demands, liabilities, claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions but excluding, for the avoidance of doubt, any loss of profits.

Loss Payable Clauses means the provisions concerning payment of claims under the Ship’s Insurances in the form scheduled to the Deed of Covenant or in another approved form.

Major Casualty means any casualty to a vessel for which the total insurance claim, inclusive of any deductible, exceeds or is reasonably likely to exceed the Major Casualty Amount.

Major Casualty Amount means the amount specified as such in Schedule 2 (Ship information) or the equivalent in any other currency.

Majority Lenders means:

(a)	if no part of the Loan is then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loan aggregate more than 66 2/3 per cent of the Loan.

Malt LNG Holdings means MALT LNG Holdings ApS c/o Plesner Advokatfirma, Amerika Plads 37, DK-2100 Copenhagen, Denmark.

Malt LNG Transport means MALT LNG Transport ApS of Amager Strandvej 390 2, DK-2770 Kastrup, Denmark.

Management Agreement means, in relation to the Ship, the management agreement entered into between a manager and the Borrower and any other approved agreement in respect of the Ship entered into between the Borrower and any manager of the Ship pursuant to clause 21.5 (Manager).

Manager’s Undertaking means an undertaking by any manager of the Ship to the Security Agent in the agreed form pursuant to clause 21.5 (Manager).

Margin means 2.8 per cent per annum.

Material Adverse Effect means a material adverse effect on:

(a)	the management, business, operations, property, condition (financial or otherwise) or prospects of the Borrower (or, for the purposes of clause 28.36 (Material Adverse Effect) only, the business of either of the Sponsors); or

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents, and, provided that in determining whether any event or circumstance which arises has a material adverse effect for the purposes of paragraph (b) or (c) of this definition, the Finance Parties shall, where the Obligor in question is not the Borrower, consider such event or circumstance in the context of that Obligor and the Borrower taken as a whole and the nature of the performance obligation undertaken or Security Interest granted by that Obligor.

MCorp means Marubeni Corporation with its registered office at 4-2. Ohtemachi 1-Chome, Chiyoda-ku, Tokyo, Japan.

Methane Spirit Indemnity means the indemnity to be executed by Malt LNG Holdings in accordance with Schedule 3, Part 2, paragraph 13 (Ship and security conditions precedent).

Mortgage means a first mortgage of the Ship in the agreed form by the Borrower in favour of the Security Agent.

Mortgage Period means the period from the date the Mortgage is executed and registered until the date such Mortgage is released and discharged or, if earlier, the Ship’s Total Loss Date.

New Lender has the meaning given to that term in clause 30 (Changes to the Lenders).

Obligors means:

(a)	the Borrower;

(b)	Teekay Shipping;

(c)	prior to the Reorganisation Date, Malt LNG Transport; and

(d)	after the Reorganisation Date, Dutch Holdco,

and Obligor means any one of them.

Operating Account means any Account designated as an “Operating Account” under clause 25 (Bank accounts).

Original Financial Statements means:

(a)	the audited financial statements of the Borrower for its financial year ended 31 December 2012 and its unaudited pro forma balance sheet following the sale of the m.v. METHANE SPIRIT to another subsidiary of MALT LNG Transport;

(b)	the audited consolidated financial statements of Malt LNG Transport for its financial year ended 31 December 2012;

(c)	the audited consolidated financial statements of Malt LNG Holdings for its financial year ended 31 December 2012;

(d)	the audited consolidated financial statements of TGP for its financial year ended 31 December 2012; and

(e)	the audited consolidated financial statements of MCorp for its financial year ended 31 March 2012.

Original Jurisdiction means, in relation to an Original Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of any other Obligor, as at the date on which that Obligor becomes an Obligor.

Original Obligor means each party to this Agreement and the Original Security Documents (other than a Finance Party and, for the avoidance of doubt, the Charterer).

Original Security Documents means:

(a)	the Mortgage;

(b)	the Deed of Covenant;

(c)	the Share Security;

(d)	the Charter Assignment;

(e)	the Account Security;

(f)	the Hedging Contract Security;

(g)	any Manager’s Undertaking if required under clause 21.5 (Manager); and

(h)	the Quiet Enjoyment Agreement.

Party means a party to this Agreement.

Payment Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Permitted Maritime Liens means, in relation to the Ship:

(a)	any ship repairer’s or outfitter’s possessory lien in respect of the Ship for an amount not exceeding the Major Casualty Amount;

(b)	any lien on the Ship for master’s, officer’s or crew’s wages outstanding in accordance with usual maritime practice; and

(c)	any lien on the Ship for salvage.

Permitted Security Interests means, in relation to the Ship, any Security Interest over it which is:

(a)	granted by the Finance Documents; or

(b)	a Permitted Maritime Lien; or

(c)	is approved by the Majority Lenders.

Pollutant means and includes crude oil and its products, any other polluting, toxic or hazardous substance and any other substance which is capable of being or becoming polluting, toxic or hazardous whose release into the environment is regulated or penalised by Environmental Laws.

Quiet Enjoyment Agreement means, in respect of the Ship, a letter by the Security Agent addressed to, and acknowledged by the Charterer and the Borrower, in the agreed form.

Quotation Day means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Interbank Market for a currency, in which case the Quotation Day for that currency shall be determined by the Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given by leading banks in the Interbank Market on more than one day, the Quotation Day will be the last of those days).

Receiver means a receiver or a receiver and manager or an administrative receiver appointed in relation to the whole or any part of any Charged Property under any relevant Security Document.

Reference Banks means, in relation to LIBOR, the principal London offices of Australia and New Zealand Banking Group Limited, Commonwealth Bank of Australia and National Australia Bank Limited or such other banks as may be appointed by the Agent in consultation with the Borrower.

Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the Interbank Market, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

Registry means such registrar, commissioner or representative of the Flag State who is duly authorised and empowered to register the Ship, the Borrower’s title to the Ship and the Mortgage under the laws of its Flag State.

Relevant Jurisdiction means, in relation to an Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any Charged Property owned by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

Relevant Period has the meaning given to that term in clause 19.2 (Financial definitions).

Reorganisation means the corporate restructuring of the group of companies controlled by Malt LNG Holdings as separately presented to, and approved by, the Finance Parties to be concluded by no later than 31 October 2013 (or such later date as may be agreed by the Agent in writing), including the establishment of Dutch Holdco as a wholly owned Subsidiary of the Sponsors which will acquire all the issued share capital of Malt LNG Holdings and the eventual transfer to Dutch Holdco of all the issued share capital of various vessel owning Subsidiaries of Malt LNG Holdings, including the Borrower.

Reorganisation Date means the date when the Reorganisation insofar as it affects the Borrower shall occur.

Repayment Date means:

(a)	the First Repayment Date;

(b)	each of the dates falling at three monthly intervals thereafter up to but not including the Final Repayment Date; and

(c)	the Final Repayment Date.

Repeating Representations means each of the representations and warranties set out in clauses 17.2 (Status) to 17.22 (Ranking and effectiveness of security) and clause 17.27 (Centre of main interests and establishments).

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Requisition Compensation means any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of the Ship.

Screen Rate means the British Bankers Association Interest Settlement Rate (or if the British Bankers’ Association ceases to act in the role of administering and publishing LIBOR rates, the equivalent rate published by a subsequently appointed administrator of LIBOR) for dollars and the relevant period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

Security Agent includes any person as may be appointed as such under the Finance Documents.

Security Documents means:

(a)	the Original Security Documents;

(b)	any other document as may be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement or any other Finance Document.

Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.

Selection Notice means a notice substantially in the form set out in Schedule 5 (Selection Notice) given in accordance with clause 9 (Interest Periods).

Share Security means the document constituting a first Security Interest by Malt LNG Transport (or, following the Reorganisation, by Dutch Holdco) in favour of the Security Agent in the agreed form in respect of all of the shares in the Borrower.

Ship means the ship described in Schedule 2 (Ship information).

Ship Representations means each of the representations and warranties set out in clauses 17.50 (Ship status) and 17.51 (Ship’s employment).

Spill means any actual or threatened spill, release or discharge of a Pollutant into the environment.

Sponsors means the ultimate legal and beneficial owners of the issued share capital of Malt LNG Holdings (and following the Reorganisation, Dutch Holdco), being:

(a)	TGP (acting through Teekay Luxembourg S.A.R.L., incorporated in Luxembourg with number B100277, whose registered office is at 1a, rue Thomas Edison, L-1445 Strassen, Grand-Duchy of Luxembourg), as to 52 per cent of the issued share capital in Malt LNG Holdings; and

(b)	MCorp (acting through Scarlet LNG Transport Co., Ltd., a corporation organised and existing under the laws of Japan with its registered office at 4-2, Ohtemachi, 1-Chome, Chiyoda-Ku, Tokyo, Japan), as to 48 per cent of the issued share capital in Malt LNG Holdings.

Subsidiary of a person means any other person:

(a)	directly or indirectly controlled by such person; or

(b)	of whose dividends or distributions on ordinary voting share capital such person is beneficially entitled to receive more than 50 per cent.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Teekay Corporation means Teekay Corporation incorporated in The Republic of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, The Republic of The Marshall Islands.

Teekay GP LLC means Teekay GP LLC incorporated in The Republic of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, The Republic of The Marshall Islands.

Teekay Shipping means Teekay Shipping Limited incorporated in Bermuda and having its registered office at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08 Bermuda.

TGP means Teekay LNG Partners L.P. organised and existing in The Republic of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, The Republic of The Marshall Islands.

Total Commitments means the aggregate of the Commitments, being the lesser of (a) $160,000,000 and (b) 80 per cent of the value of the Ship as determined in accordance with the valuations received under Schedule 3, Part 2, paragraph 5.

Total Loss means, in relation to the Ship, its:

(a)	actual, constructive, compromised or arranged total loss; or

(b)	requisition for title, confiscation or other compulsory acquisition by a government entity; or

(c)	hijacking, theft, condemnation, capture, seizure, arrest or detention for more than 90 days.

Total Loss Date means, in relation to the Total Loss of the Ship:

(a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the vessel was last reported;

(b)	in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:

(i)	the date notice of abandonment of the vessel is given to its insurers; or

(ii)	if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or

(iii)	the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the vessel’s insurers;

(c)	in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened; and

(d)	in the case of hijacking, theft, condemnation, capture, seizure, arrest or detention, the date 90 days after the date upon which it happened.

Total Loss Repayment Date means, where the Ship has become a Total Loss, the earlier of:

(a)	the date 180 days after its Total Loss Date; and

(b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.

Transfer Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

Transfer Date means, in relation to an assignment, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

Trust Property means, collectively:

(a)	all moneys duly received by the Security Agent under or in respect of the Finance Documents;

(b)	any portion of the balance on any Account held by or charged to the Security Agent at any time;

(c)	the Security Interests, guarantees, security, powers and rights given to the Security Agent under and pursuant to the Finance Documents including, without limitation, the covenants given to the Security Agent in respect of all obligations of any Obligor;

(d)	all assets paid or transferred to or vested in the Security Agent or its agent or received or recovered by the Security Agent or its agent in connection with any of the Finance Documents whether from any Obligor or any other person; and

(e)	all or any part of any rights, benefits, interests and other assets at any time representing or deriving from any of the above, including all income and other sums at any time received or receivable by the Security Agent or its agent in respect of the same (or any part thereof).

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

US Tax Obligor means:

(a)	the Borrower if it is resident for tax purposes in the United States of America; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.

Utilisation means the making of the Loan.

Utilisation Date means the date on which the Utilisation is made.

Utilisation Request means a notice substantially in the form set out in Schedule 4 (Utilisation Request).

VAT means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any goods and services tax, consumption tax, value added tax or any tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

Construction

1.2	Unless a contrary indication appears, any reference in any of the Finance Documents to:

(a)	Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(b)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

(c)	words importing the plural shall include the singular and vice versa;

(d)	a time of day are to London time;

(e)	any person includes its successors in title, permitted assignees or transferees;

(f)	the knowledge, awareness and/or beliefs (and similar expressions) of any Obligor shall be construed so as to mean the knowledge, awareness and beliefs of the director and officers of such Obligor, having made due and careful enquiry;

(g)	agreed form means:

(i)	where a Finance Document has already been executed by ail of the relevant parties, such Finance Document in its executed form;

(ii)	prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Agent and the Borrower as the form in which that Finance Document is to be executed or another form approved at the request of the Borrower or, if not so agreed or approved, is in the form specified by the Agent;

(h)	approved by the Majority Lenders or approved by the Lenders means approved in writing by the Agent acting on the instructions of the Majority Lenders or, as the case may be, all of the Lenders (on such conditions as they may respectively impose) and otherwise approved means approved in writing by the Agent (on such conditions as the Agent may impose) and approval and approve shall be construed accordingly;

(i)	assets includes present and future properties, revenues and rights of every description;

(j)	an authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration;

(k)	charter commitment means, in relation to a vessel, any charter or contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;

(l)	control of an entity means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that entity; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(C)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or

(ii)	the holding beneficially of more than 50 per cent of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital shall be disregarded in determining the beneficial ownership of such share capital);

and controlled shall be construed accordingly;

(m)	the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(n)	$, USD and dollars denote the lawful currency of the United States of America;

(o)	the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Agent (with the relevant exchange rate of any such purchase being the Agent’s spot rate of exchange);

(p)	a government entity means any government, state or agency of a state;

(q)	a group of Lenders includes all the Lenders;

(r)	a guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(s)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(t)	month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that month (if there is one) or on the immediately preceding Business Day (if there is not); and

(ii)	if there is no numerically corresponding day in that month, that period shall end on the last Business Day in that month and the above rules in paragraphs (i) to (ii) will only apply to the last month of any period;

(u)	an obligation means any duty, obligation or liability of any kind;

(v)	something being in the ordinary course of business of a person means something that is in the ordinary course of that person’s current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);

(w)	pay or repay in clause 25.19 (Business restrictions) includes by way of set-off, combination of accounts or otherwise;

(x)	a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(y)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and includes (without limitation) any Basel II Regulation or Basel III Regulation;

(z)	right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(aa)	trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;

(bb)	(i) the liquidation, winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(cc)	an entity is a “wholly-owned Subsidiary” of another entity if it has no members except that other and that other’s wholly-owned Subsidiaries or persons acting on behalf of that other or its wholly-owned Subsidiaries; and

(dd)	a provision of law is a reference to that provision as amended or re-enacted.

1.3	Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

1.4	Section, clause and Schedule headings are for ease of reference only.

1.5	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.6	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been remedied or waived.

1.7	Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter, the terms of this Agreement shall prevail.

Third party rights

1.8	Unless expressly provided to the contrary in a Finance Document for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of the relevant Finance Document.

1.9	Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).

1.10	An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.

Finance Documents

1.11	Where any other Finance Document provides that this clause 1.11 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.

Conflict of documents

1.12	The terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

Section 2 - The Facility

2	The Facility

The Facility

2.1	Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Total Commitments.

Finance Parties’ rights and obligations

2.2	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.4	A Finance Party may, except as otherwise stated in the Finance Documents (including clauses 32.84 and 32.85 (All enforcement action through the Security Agent)) and clauses 33.2 and 33.3 (Finance Parties acting together), separately enforce its rights under the Finance Documents.

3	Purpose

Purpose

3.1	The Borrower shall apply all amounts borrowed under the Facility in accordance with this clause 3.

Refinancing

3.2	The Commitments shall initially be made available solely for the purpose of assisting the Borrower to make funds available to Malt LNG Transport and Malt LNG Holdings in order to refinance the relevant portion relating to the Ship of the amounts owing under the Existing Facility Agreement, to fund amounts which are to be paid to the credit of the Debt Service Reserve Account and the Dry Dock Reserve Account in accordance with clause 25 (Bank accounts) and to provide working capital to the Borrower.

Monitoring

3.3	No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

Initial conditions precedent

4.1	The Lenders will only be obliged to comply with clauses 5.4 to 5.7 (Lenders’ participation) in relation to the Utilisation if on or before the Utilisation Date, the Agent, or its duly authorised representative, has received all of the documents and other evidence listed in Part 1 of Schedule 3 (Conditions precedent to any Utilisation) in form and substance satisfactory to the Agent.

Ship and security conditions precedent

4.2	The Total Commitments shall only become available for borrowing under this Agreement if the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 2 of Schedule 3 (Ship and security conditions precedent) in form and substance reasonably satisfactory to the Agent.

Notice to Lenders

4.3	The Agent shall notify the Lenders and the Borrower promptly after receipt by it of the documents and evidence referred to in this clause 4 in form and substance reasonably satisfactory to it. Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives any such notification, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

Further conditions precedent

4.4	The Lenders will only be obliged to comply with clauses 5.4 to 5.7 (Lenders’ participation) if:

(a)	on the date of the Utilisation Request and on the proposed Utilisation Date, no Default is continuing or would result from the proposed Utilisation; and

(b)	on the date of the Utilisation Request and on the proposed Utilisation Date, the Repeating Representations are true in all material respects and, in relation to the first Utilisation, all of the other representations set out in clause 17 (Representations) (except the Ship Representations) are true; and

(c)	where the proposed Utilisation Date is to be the first day of the Mortgage Period, the Ship Representations are true in all material respects on the proposed Utilisation Date.

Conditions subsequent

4.5	The Borrower shall deliver evidence to the Agent not later than 30 days after the Utilisation Date that each Hedging Contract (other that any Hedging Master Agreement required to be delivered to the Agent in terms of paragraph 5 (Hedging Master Agreements and Hedging Contract Security) of Part 1 to Schedule 3 (Conditions Precedent)) has been executed by the Borrower and each Hedging Provider.

Waiver of conditions precedent and conditions subsequent

4.6	The conditions in this clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting on the instructions of the Majority Lenders.

4.7	If the Majority Lenders permit the Utilisation to be made before any of the conditions precedent referred to in clauses 4.1 (Initial conditions precedent) to 4.3 (Notice to Lenders) above are satisfied, the Borrower shall ensure that the relevant condition is satisfied within five Business Days after the Utilisation Date or such later date as the Agent, acting on the instructions of the Majority Lenders, may agree with the Borrower in writing.

Section 3 - Utilisation

5	Utilisation

Delivery of a Utilisation Request

5.1	The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11:00 a.m. three Business Days before the proposed Utilisation Date.

Completion of a Utilisation Request

5.2	A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day falling on or before the Last Availability Date;

(b)	the currency and amount of the Utilisation comply with clause 5.3(a) (Currency and amount);

(c)	the proposed Interest Period complies with clause 9 (Interest Periods); and

(d)	it identifies the purpose for the Utilisation and that purpose complies with clause 3 (Purpose).

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be dollars;

(b)	A Utilisation shall not be permitted which would cause the Loan to exceed 80 per cent of the value of the Ship as determined in accordance with this Agreement;

(c)	Only one Utilisation may be made.

Lenders’ participation

5.4	If the conditions set out in this Agreement have been met each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

5.5	The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its undrawn Commitment to the undrawn Total Commitments immediately prior to making the Loan.

5.6	The Agent shall promptly notify each Lender of the amount of the Loan and the amount of its participation in the Loan and, if different, the amount of that participation to be made available in accordance with clauses 35.1 and 35.2 (Payments to the Agent), in each case by 9:00 a.m. (Singapore local time) on the day following the Quotation Day.

5.7	The Agent shall pay all amounts received by it in respect of the Loan (and its own participation in it, if any) to the Borrower or for its account in accordance with the instructions contained in the Utilisation Request.

Section 4 - Repayment, Prepayment and Cancellation

6	Repayment

Repayment

6.1	The Borrower shall on each Repayment Date repay such part of the Loan as is required to be repaid by clause 6.2 (Scheduled repayment of Facility).

Scheduled repayment of Facility

6.2	To the extent not previously reduced, the Loan shall be repaid by instalments on each Repayment Date by the amount specified below (as revised by clause 6.3):

Repayment Date	Amount $
First to Thirty first	2,890,625

Thirty second and Final Repayment Date	70,390,625 (comprising an instalment payment of $2,890,625 and a balloon payment of $67,500,000)

TOTAL	160,000,000

On the Final Repayment Date (without prejudice to any other provision of this Agreement), the Loan shall be repaid in full.

Adjustment of scheduled repayments

6.3	If the Total Commitments have been partially reduced under this Agreement and/or any part of the Loan is prepaid (other than under clause 6.2) before any Repayment Date, the amount of the instalment by which the Loan shall be repaid under clause 6.2 (Scheduled repayment of Facility) on any such Repayment Date (as reduced by any earlier operation of this clause 6.3) shall be reduced pro rata to such reduction in the Total Commitments (except in the case of a prepayment under clause 7.4 (Voluntary prepayment) where the reduction shall be treated as reducing the instalments in inverse chronological order by its aggregate amount).

7	Illegality, prepayment and cancellation

Illegality

7.1	If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	to the extent that the Lender’s participation has not been assigned pursuant to clauses 41.14 to 41.16 (Replacement of a Defaulting Lender), the Borrower shall repay that Lender’s participation in the Loan on the last day of the Interest Period occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

Change of control

7.2	The Borrower shall promptly notify the Agent upon any Obligor becoming aware of a Change of Control.

7.3	If a Change of Control occurs, the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower, cancel the Total Commitments with effect from a date specified in that notice which is at least ten Business Days after the giving of the notice and declare that all or part of the Loan be payable on demand after such date, on which date it shall become payable on demand by the Agent on the instructions of the Majority Lenders.

Voluntary prepayment

7.4	The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of the Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of $5,000,000 and is a multiple of $5,000,000), on the last day of an Interest Period in respect of the amount to be prepaid.

Right of replacement or cancellation and prepayment in relation to a single Lender

7.5	If:

(a)	any sum payable to any Lender by an Obligor is required to be increased under clause 12.5 (Tax gross-up); or

(b)	any Lender claims indemnification from the Borrower under clause 12.9 (Tax indemnity) or clause 13.1 (Increased Costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan or give the Agent notice of its intention to replace that Lender in accordance with clause 7.8.

7.6	On receipt of a notice referred to in clause 7.5 above, the Commitment of that Lender shall immediately be reduced to zero.

7.7	On the last day of each Interest Period which ends after the Borrower has given notice under clause 7.5 above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loan.

7.8	The Borrower may, in the circumstances set out in clause 7.5, on ten Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to assign (and, to the extent permitted by law, that Lender shall assign) pursuant to clause 30 (Changes to the Lenders) all (and not part only) of its rights under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to undertake and does undertake all the obligations of the assigning Lender in accordance with clause 30 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the assignment equal to the aggregate of:

(a)	the outstanding principal amount of such Lender’s participation in the Loan;

(b)	all accrued interest owing to such Lender;

(c)	the Break Costs which would have been payable to such Lender pursuant to clause 10.7 (Break Costs) had the Borrower prepaid in full that Lender’s participation in the Loan on the date of the assignment; and

(d)	all other amounts payable to that Lender under the Finance Documents on the date of the assignment.

7.9	The replacement of a Lender pursuant to clause 7.8 shall be subject to the following conditions:

(a)	the Borrower shall have no right to replace the Agent;

(b)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(c)	in no event shall the Lender replaced under clause 7.8 be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(d)	the Lender shall only be obliged to assign its rights pursuant to clause 7.8 above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that assignment.

7.10	A Lender shall perform the checks described in clause 7.9(d) above as soon as reasonably practicable following delivery of a notice referred to in clause 7.8 above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

7.11	If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender give the Agent three Business Days’ notice of cancellation of the undrawn Commitment of that Lender.

7.12	On such notice becoming effective, the undrawn Commitment of the Defaulting Lender shall immediately be reduced to zero and the Agent shall as soon as practicable after receipt of such notice, notify all the Lenders.

Mandatory prepayment

7.13	If the Ship becomes a Total Loss before the Total Commitments have become available for borrowing under this Agreement, the Total Commitments shall immediately be reduced to zero.

7.14	On the Total Loss Repayment Date:

(a)	the Total Commitments will be reduced to zero; and

(b)	the Borrower shall prepay the Loan.

7.15	If the Charter is terminated for whatever reason and the Ship is not delivered under a replacement charter commitment approved by the Lenders (acting reasonably) within 120 days after such termination or the Charterer (save as permitted under clause 29.2 of the Charter and provided that the Borrower and/or the Charterer shall have notified the Lenders not less than five Business Days prior to any such assignment or novation of the Charter in accordance with clause 29.2 of the Charter) assigns or novates the Charter, in either case, without approval, the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower (Prepayment Notice), cancel the Total Commitments and declare that all or part of the Loan be payable within five Business Days of the date of the Prepayment Notice, on which date it shall become payable within five Business Days of the date of the Prepayment Notice.

7.16	If the Ship is to be sold to the Charterer in accordance with clause 65 of the Charter, the purchase price shall be applied in prepayment of the Loan immediately upon completion of such sale.

Automatic cancellation

7.17	Any part of the Total Commitments which has not become available by, or which is undrawn on, the Last Availability Date shall be automatically cancelled at close of business in Singapore on the Last Availability Date.

Restrictions

7.18	Any notice of cancellation or prepayment given by any Party under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.19	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

7.20	The Borrower may not reborrow any part of the Facility which is prepaid or repaid.

7.21	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.22	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.23	If the Agent receives a notice under this clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

7.24	If the Total Commitments are partially reduced and/or the Loan partially prepaid under this Agreement (other than under clause 7.1 (Illegality) and clauses 7.5 to 7.12 (Right of cancellation and prepayment in relation to a single Lender)), the Commitments of the Lenders shall be reduced rateably. Any prepayment shall be applied pro rata to each Lender’s participation in the Loan.

7.25	Any prepayment under this Agreement shall be made together with payment to any Hedging Provider of any amount falling due to the relevant Hedging Provider under a Hedging Contract as a result of the termination or close out of that Hedging Contract or any Hedging Transaction under it in accordance with clause 27.11 (Unwinding of Hedging Contracts) in relation to that prepayment.

Section 5 - Costs of Utilisation

8	Interest

Calculation of interest

8.1	The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

Payment of interest

8.2	The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period (and, if the Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of the Interest Period).

Default interest

8.3	If an Obligor fails to pay any amount payable by it under a Finance Document (other than a Hedging Contract) on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 8.4 below, is two per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

8.4	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or the relevant part of it:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent per annum higher than the rate which would have applied if the overdue amount had not become due.

8.5	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

Notification of rates of interest

8.6	The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9	Interest Periods

Selection of Interest Periods

9.1	The Interest Period for the Loan shall be three months unless otherwise indicated by the Borrower in the Utilisation Request or (if the Loan has already been borrowed) in a Selection Notice and agreed by the Agent (acting on the instructions of all of the Lenders).

9.2	Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrower not later than 11:00 a.m. three Business Days before the last day of the then current Interest Period.

9.3	No Interest Period shall extend beyond the Final Repayment Date.

9.4	The first Interest Period for the Loan shall start on the Utilisation Date and each subsequent Interest Period for the Loan shall start on the last day of its preceding Interest Period.

Interest Periods overrunning Repayment Dates

9.5	If the Borrower (with the approval of the Lenders) selects an Interest Period which would overrun any later Repayment Date, the Loan shall be divided into parts corresponding to the amounts by which the Loan is scheduled to be repaid under clause 6.2 (Scheduled repayment of Facility) on each of the Repayment Dates falling during such Interest Period (each of which shall have a separate Interest Period ending on the relevant Repayment Date) and to the balance of the Loan (which shall have the Interest Period selected by the Borrower).

Non-Business Days

9.6	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	Changes to the calculation of interest

Absence of quotations

10.1	Subject to clause 10.2 (Market Disruption Event), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m. on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

Market Disruption Event

10.2	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(a)	the Margin; and

(b)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.

10.3	If a Market Disruption Event occurs the Agent shall, as soon as is practicable, notify the Borrower.

10.4	In this Agreement Market Disruption Event means:

(a)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant Interest Period; or

(b)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 51 per cent of the Loan) (each a Notified Lender) that the cost to it of funding its participation in the Loan from whatever source it may reasonably select would be in excess of LIBOR.

Alternative basis of interest or funding

10.5	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

10.6	Any alternative basis agreed pursuant to clause 10.5 above shall (in the case of a Market Disruption Event specified in clause 10.4(a)), with the prior consent of all the Lenders or (in the case of a Market Disruption Event specified in clause 10.4(b)), with the prior consent of the Notified Lenders, be binding on all Parties.

Break Costs

10.7	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum or relevant part of it.

10.8	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11	Fees

Commitment fee

11.1	The Borrower shall pay to the Agent (for the account of each Lender) a fee in dollars computed at the rate of 1.12 per cent per annum on the undrawn portion of that Lender’s Commitment calculated from the date of this Agreement (the start date).

11.2	The Borrower shall pay the accrued commitment fee on the last day of the period of three months commencing on the start date, on the last day of each successive period of three months, on the Utilisation Date and on the Last Availability Date and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

11.3	No commitment fee is payable to the Agent (for the account of a Lender) on any undrawn Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

Arrangement fee

11.4	The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

Agency fee

11.5	The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

Section 6 - Additional Payment Obligations

12	Tax gross-up and indemnities

Definitions

12.1	In this Agreement:

Protected Party means a Finance Party or, in relation to clauses 14.5 to 14.6 (Indemnity concerning security) and clause 14.9 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clauses 14.5 to 14.6 (Indemnity concerning security), any Indemnified Person, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document (other than a Hedging Contract), other than a FATCA Deduction.

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under clause 12.3 (Tax gross-up) or a payment under clause 12.9 (Tax indemnity).

12.2	Unless a contrary indication appears, in this clause 12 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

Tax gross-up

12.3	Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

12.4	The Borrower shall, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

12.5	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.6	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.7	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.8	Clauses 12.3 to 12.7 shall not apply in respect of any payments under any Hedging Contract, where the gross-up provisions of the relevant Hedging Master Agreement itself shall apply.

Tax indemnity

12.9	The Borrower shall (within ten Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

12.10	Clause 12.9 above shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost is compensated for by an increased payment under clause 12.5 (Tax gross-up); or

(c)	to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a party.

12.11	A Protected Party making, or intending to make a claim under clause 12.9 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

12.12	A Protected Party shall, on receiving a payment from an Obligor under clause 12.9, notify the Agent.

FATCA Information

12.13	Subject to clause 12.15 below, each Party shall, within ten Business Days of a reasonable request by another Party:

(a)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party; and

(b)	supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

12.14	If a Party confirms to another Party pursuant to clause 12.13(a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

12.15	Clause 12.13 above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

12.16	If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with clause 12.13 above (including, for the avoidance of doubt, where clause 12.15 above applies), then:

(a)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(b)	if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

FATCA Deduction

12.17	Each Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

12.18	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower, the Agent and the other Finance Parties.

Indemnities on after Tax basis

12.19	If and to the extent that any sum payable to any Protected Party by the Borrower under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Tax suffered thereon, for that Protected Party to discharge the corresponding liability to a third party, or to reimburse that Protected Party for the cost incurred by it in discharging the corresponding liability to a third party, the Borrower shall pay that Protected Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be required to make up the relevant deficit.

12.20	If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Borrower to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the Borrower shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the Compensating Sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the Indemnity Sum.

12.21	For the purposes of clauses 12.19 to 12.20 a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that Protected Party’s profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.

Stamp taxes

12.22	The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

Value added tax

12.23	All amounts expressed in a Finance Document to be payable by any party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to clause 12.25 below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party).

12.24	If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any party to a Finance Document other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(a)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(b)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

12.25	Where a Finance Document requires any party to it to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment of in respect of such VAT from the relevant tax authority.

12.26	Any reference in clauses 12.23 to 12.27 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

12.27	In relation to any supply made by a Finance Party to any party under a Finance Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

13	Increased Costs

Increased Costs

13.1	Subject to clause 13.5 (Exceptions), the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates which:

(a)	arises as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement; and/or

(b)	is a Basel III Increased Cost.

13.2	In this Agreement Increased Costs means:

(a)	a material reduction (in the reasonable opinion of the Lenders) in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

Increased Cost claims

13.3	A Finance Party intending to make a claim pursuant to clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

13.4	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

Exceptions

13.5	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	a Basel II Increased Cost or is attributable to the implementation or application or compliance with any other law or regulation which implements the Basel II Accord (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);

(b)	attributable to a Tax Deduction required by law to be made by an Obligor;

(c)	compensated for by clause 12.9 (Tax indemnity) (or would have been compensated for under clause 12.9 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 12.10 applied);

(d)	attributable to a FATCA Deduction required to be made by a Party; or

(e)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

13.6	In clause 13.5, a reference to a Tax Deduction has the same meaning given to the term in clause 12.1 (Definitions).

14	Other indemnities

Currency indemnity

14.1	If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(a)	making or filing a claim or proof against that Obligor; and/or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, within three Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

14.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

Other indemnities

14.3	The Borrower shall (or shall procure that another Obligor will), within three Business Days of demand by a Finance Party, indemnify each Finance Party against any and all Losses incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any and all Losses arising as a result of clause 34 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

Indemnity to the Agent and the Security Agent

14.4	The Borrower shall promptly indemnify the Agent and the Security Agent against:

(a)	any and all Losses incurred by the Agent or the Security Agent, (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(iv)	any action taken by the Agent or the Security Agent, or any of its or their representatives, agents or contractors in connection with any powers conferred by any Security Document to remedy any breach of any Obligor’s obligations under the Finance Documents, and

(b)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent or the Security Agent, (otherwise than by reason of the Agent’s or the Security Agent’s gross negligence) (or, in the case of any cost, loss or liability pursuant to clause 35.20 (Disruption to payment systems etc.) notwithstanding the Agent’s or the Security Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent or the Security Agent, under the Finance Documents.

Indemnity concerning security

14.5	The Borrower shall (or shall procure that another Obligor will) promptly indemnify each Indemnified Person against any and all Losses incurred by it in connection with:

(a)	any failure by the Borrower to comply with clause 16 (Costs and expenses);

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	the taking, holding, protection or enforcement of the Security Documents;

(d)	the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver by the Finance Documents or by law unless and to the extent that it was caused by its gross negligence or wilful misconduct;

(e)	any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful misconduct of that Indemnified Person); or

(f)	any breach by any Obligor of the Finance Documents.

14.6	The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself out of the Trust Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in clause 14.5 and shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all moneys payable to it.

Continuation of indemnities

14.7	The indemnities by the Borrower in favour of the Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by any Finance Party or the Borrower of the terms of this Agreement, the repayment or prepayment of the Loan, the cancellation of the Total Commitments or the repudiation by the Agent or the Borrower of this Agreement.

Third Parties Act

14.8	Each Indemnified Person may rely on the terms of clauses 14.5 and 14.6 (Indemnity concerning security) and clauses 12 (Tax gross-up and indemnities) and 14.9 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clauses 14.5 and 14.6 (Indemnity concerning security), subject to clauses 1.8 to 1.10 (Third party rights) and the provisions of the Third Parties Act.

Interest

14.9	Moneys becoming due by the Borrower to any Indemnified Person under the indemnities contained in this clause 14 (Other indemnities) or elsewhere in this Agreement shall be paid on demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the date of demand therefor to the date of reimbursement by the Borrower to such Indemnified Person (both before and after judgment) at the rate referred to in clauses 8.3 to 8.5 (Default interest).

Exclusion of liability

14.10	No Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful misconduct. Any Indemnified Person may rely on this clause 14.10 subject to clauses 1.8 to 1.10 (Third party rights) and the provisions of the Third Parties Act.

Fax and email indemnity

14.11	The Borrower shall indemnify each Finance Party against any and all Losses together with any VAT thereon which any of the Finance Parties may sustain or incur as a consequence of any fax or email communication purporting to originate from the Borrower to the Agent or the Security Agent, being made or delivered fraudulently or without proper authorisation (unless such Losses are the direct result of the gross negligence or wilful misconduct of the relevant Finance Party or the Agent or the Security Agent,).

15	Mitigation by the Lenders

Mitigation

15.1	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 12 (Tax gross-up and indemnities) or clause 13 (Increased Costs) including (but not limited to) assigning its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

15.2	Clause 15.1 does not in any way limit the obligations of any Obligor under the Finance Documents.

Limitation of liability

15.3	The Borrower shall promptly indemnify each Finance Party for all reasonable costs and expenses incurred by that Finance Party as a result of steps taken by it under clause 15.1 (Mitigation).

15.4	A Finance Party is not obliged to take any steps under clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16	Costs and expenses

Transaction expenses

16.1	The Borrower shall promptly within ten Business Days of demand pay the Agent, the Arranger, the Hedging Providers and the Security Agent the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by any of them (and by any Receiver) in connection with the negotiation, preparation, printing, execution, syndication, registration and perfection and any release, discharge or reassignment of:

(a)	this Agreement, the Hedging Master Agreements and any other documents referred to in this Agreement and the Original Security Documents;

(b)	any other Finance Documents executed or proposed to be executed after the date of this Agreement; or

(c)	any Security Interest expressed or intended to be granted by a Finance Document.

Amendment costs

16.2	If an Obligor requests an amendment, waiver or consent, the Borrower shall, within ten Business Days of demand by the Agent, reimburse the Agent for the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by the Agent and the Security Agent (and by any Receiver) in responding to, evaluating, negotiating or complying with that request or requirement.

Enforcement, preservation and other costs

16.3	The Borrower shall, on demand by a Finance Party, pay to each Finance Party the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants, brokers, surveyors and advisers) incurred by that Finance Party (in respect of clause 16.3(b) only, acting reasonably) in connection with;

(a)	the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings initiated by or against any Indemnified Person and as a consequence of holding the Charged Property or enforcing those rights and any proceedings instituted by or against any Indemnified Person as a consequence of taking or holding the Security Documents or enforcing those rights;

(b)	any inspection carried out under clause 22.9 (Inspection and notice of dry-docking).

Section 7 - Representations, Undertakings and Events of Default

17	Representations

17.1	The Borrower makes and repeats the representations and warranties set out in this clause 17 to each Finance Party at the times specified in clauses 17.53 to 17.56 (Times when representations are made).

Status

17.2	Each Obligor is a limited liability corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.

17.3	Each Obligor has power and authority to carry on its business as it is now being conducted and to own its property and other assets.

17.4	No Obligor is a FATCA FFI or a US Tax Obligor.

Binding obligations

17.5	Subject to the Legal Reservations, the obligations expressed to be assumed by each Obligor in each Finance Document and each Charter Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations and each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.

Power and authority

17.6	Each Obligor has power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, each Finance Document and each Charter Document to which it is, or is to be, a party and each of the transactions contemplated by those documents.

17.7	No limitation on any Obligor’s powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Finance Document or any Charter Document to which such Obligor is, or is to be, a party.

Non-conflict

17.8	The entry into and performance by each Obligor of, and the transactions contemplated by the Finance Documents and the Charter Documents and the granting of the Security Interests purported to be created by the Security Documents do not and will not conflict with:

(a)	any law or regulation applicable to any Obligor;

(b)	the Constitutional Documents of any Obligor; or

(c)	any agreement or other instrument binding upon any Obligor assets,

or constitute a default or termination event (however described) under any such agreement or instrument or result in the creation of any Security Interest (save for a Permitted Maritime Lien or under a Security Document) on any Obligor’s assets, rights or revenues.

Validity and admissibility in evidence

17.9	All authorisations required or desirable:

(a)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Finance Document and each Charter Document to which it is a party;

(b)	to make each Finance Document and each Charter Document to which it is a party admissible in evidence in its Relevant Jurisdiction; and

(c)	to ensure that each of the Security Interests created under the Security Documents has the priority and ranking contemplated by them,

have been obtained or effected and are in full force and effect except any authorisation or filing referred to in clause 17.24 (No filing or stamp taxes), which authorisation or filing will be promptly obtained or effected within any applicable period.

17.10	All authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor have been obtained or effected and are in full force and effect if failure to obtain or effect those authorisations might have a Material Adverse Effect.

Governing law and enforcement

17.11	The choice of English law or any other applicable law as the governing law of any Finance Document and any Charter Document will be recognised and enforced in each Obligor’s Relevant Jurisdictions.

17.12	Any judgment obtained in England in relation to an Obligor will be recognised and enforced in each Obligor’s Relevant Jurisdictions.

Information

17.13	Any Information is true and accurate in all material respects at the time it was given or made.

17.14	There are no facts or circumstances or any other information which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

17.15	The Information does not omit anything which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

17.16	All opinions, projections, forecasts or expressions of intention contained in the Information and the assumptions on which they are based have been arrived at after due and careful enquiry and consideration and were believed to be reasonable by the person who provided that Information as at the date it was given or made.

17.17	For the purposes of clauses 17.13 to 17.17, Information means: any information provided by any Obligor, Malt LNG Holdings, MALT LNG Transport or any Sponsor to any of the Finance Parties in connection with the Finance Documents and the Charter Documents or the transactions referred to in them.

Original Financial Statements

17.18	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

17.19	The audited Original Financial Statements give a true and fair view of the financial condition and results of operations of the relevant Obligors and the Sponsors (consolidated in the case of the Sponsors) during the relevant financial year.

17.20	There has been no material adverse change in its assets, business or financial condition (or the business of the Sponsors) since the date of the Original Financial Statements.

Pari passu ranking

17.21	Each Obligor’s payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

Ranking and effectiveness of security

17.22	Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any legal opinion delivered to the Agent under clause 4.1 (Initial conditions precedent), the security created by the Security Documents has (or will have when the Security Documents have been executed) the priority which it is expressed to have in the Security Documents, the Charged Property is not subject to any Security Interest other than Permitted Security Interests and such security will constitute perfected security on the assets described in the Security Documents.

No insolvency

17.23	No corporate action, legal proceeding or other procedure or step described in clauses 28.23 and 28.24 (Insolvency proceedings) or creditors’ process described in clauses 28.25 and 28.26 (Creditors’ process) has been taken or, to the knowledge of any Obligor, threatened in relation to an Obligor and none of the circumstances described in clauses 28.20 to 28.22 (Insolvency) applies to any Obligor.

No filing or stamp taxes

17.24	Under the laws of each Obligor’s Relevant Jurisdictions it is not necessary that any Finance Document or any Charter Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Finance Document or such Charter Document or the transactions contemplated by the Finance Documents or the Charter Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Finance Document which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document or Charter Document.

Tax

17.25	No Obligor is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to which it is, or is to be, a party and no other party is required to make any such deduction from any payment it may make under any Charter Document.

17.26	The execution or delivery or performance by any Party of the Finance Documents will not result in any Finance Party:

(a)	having any liability in respect of Tax in any Flag State;

(b)	having or being deemed to have a place of business in any Flag State or any Relevant Jurisdiction of any Obligor.

Centre of main interests and establishments

17.27	For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the Regulation), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its Original Jurisdiction and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

No Default

17.28	No Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document or any Charter Document.

17.29	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or to which any Obligor’s assets are subject which may reasonably be expected to have a Material Adverse Effect.

No proceedings pending or threatened

17.30	No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of any Obligor’s knowledge and belief (having made due and careful enquiry)) been started or threatened against any Obligor.

No breach of laws

17.31	No Obligor has breached any law or regulation which breach may reasonably be expected to have a Material Adverse Effect.

17.32	No labour dispute is current or, to the best of any Obligor’s knowledge and belief (having made due and careful enquiry), threatened against any Obligor which may reasonably be expected to have a Material Adverse Effect.

Environmental matters

17.33	No Environmental Law applicable to the Ship and/or any Obligor has been violated in a manner or circumstances which might have, a Material Adverse Effect.

17.34	All consents, licences and approvals required under such Environmental Laws have been obtained and are currently in force.

17.35	No Environmental Claim has been made or, to the best of any Obligor’s knowledge and belief (having made due and careful enquiry), is threatened or pending against any Obligor or the Ship where that claim may have a Material Adverse Effect and there has been no Environmental Incident which has given, or is reasonably likely to give, rise to such a claim.

Tax compliance

17.36	No Obligor is materially overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax.

17.37	No claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor with respect to Taxes such that a liability of, or claim against, any Obligor is reasonably likely to arise for an amount for which adequate reserves have not been provided in the Original Financial Statements and which might have a Material Adverse Effect.

17.38	Each Obligor is resident for Tax purposes only in its Original Jurisdiction.

Anti-corruption law

17.39	Each Obligor has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

Security and Financial Indebtedness

17.40	No Security Interest exists over all or any of the present or future assets of any Obligor in breach of this Agreement.

17.41	No Obligor has any Financial Indebtedness outstanding in breach of this Agreement.

Legal and beneficial ownership

17.42	Each Obligor is the sole legal and beneficial owner of the respective assets over which it purports to grant a Security Interest under the Security Documents.

Shares

17.43	The shares of the Borrower are fully paid and not subject to any option to purchase or similar rights. The Constitutional Documents of the Borrower do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Borrower (including any option or right of pre-emption or conversion).

Accounting Reference Date

17.44	The financial year-end of each Obligor and each Sponsor is the Accounting Reference Date.

No adverse consequences

17.45	It is not necessary under the laws of the Relevant Jurisdictions of any Obligor:

(a)	in order to enable any Finance Party to enforce its rights under any Finance Document to which it is, or is to be, a party; or

(b)	by reason of the execution of any Finance Document or the performance by any Obligor of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions.

17.46	No Finance Party is or will be deemed to be resident, domiciled or carrying on business in any Relevant Jurisdiction by reason only of the execution, performance and/or enforcement of any Finance Document.

Copies of documents

17.47	The copies of the Charter Documents and the Constitutional Documents of the Obligors delivered to the Agent under clause 4 (Conditions of Utilisation) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery and no other agreements or arrangements exist between any of the parties to the Charter Documents which would materially affect the transactions or arrangements contemplated by them or modify or release the obligations of any party under them.

No breach of any Charter Document

17.48	No Obligor nor (so far as the Obligors are aware) any other person is in breach of any Charter Document to which it is a party nor has anything occurred which entitles or may entitle any party to rescind or terminate it or decline to perform their obligations under it.

No immunity

17.49	No Obligor or any of its assets is immune to any legal action or proceeding.

Ship status

17.50	The Ship will on the first day of the Mortgage Period be:

(a)	registered in the name of the Borrower through the Registry as a ship under the laws and flag of the Flag State;

(b)	operationally seaworthy and in every way fit for service;

(c)	classed with the Classification free of all overdue requirements and recommendations of the Classification Society; and

(d)	insured in the manner required by the Finance Documents.

Ship’s employment

17.51	The Ship shall on the first day of the Mortgage Period:

(a)	have been delivered, and accepted for service, under the Charter; and

(b)	be free of any other charter commitment which, if entered into after that date, would require approval under the Finance Documents.

Address commission

17.52	There are no rebates, commissions or other payments in connection with the Charter other than those referred to in it.

Times when representations are made

17.53	All of the representations and warranties set out in this clause 17 (other than Ship Representations) are deemed to be made on the dates of:

(a)	this Agreement;

(b)	the Utilisation Request; and

(c)	the Utilisation.

17.54	The Repeating Representations are deemed to be made on the first day of each Interest Period.

17.55	All of the Ship Representations are deemed to be made on the first day of the Mortgage Period.

17.56	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances then existing at the date the representation or warranty is deemed to be made.

18	Information undertakings

18.1	The Borrower undertakes that this clause 18 will be complied with throughout the Facility Period.

18.2	In this clause 18:

Annual Financial Statements means the financial statements for a financial year of the Borrower, the Sponsors, with effect from the financial year commencing on the Reorganisation Date, Dutch Holdco and, prior to the Reorganisation Date (if the Reorganisation Date has not occurred by 31 October 2013), Malt LNG Transport and Malt LNG Holdings delivered pursuant to clause 18.3.

Half-Yearly Financial Statements means the financial statements for a financial half-year of the Borrower, the Sponsors, with effect from the financial half-year commencing on the Reorganisation Date, Dutch Holdco and, prior to the Reorganisation Date (if the Reorganisation Date has not occurred by 31 October 2013), Malt LNG Transport and Malt LNG Holdings delivered pursuant to clause 18.4.

Financial statements

18.3	The Borrower shall supply to the Agent as soon as the same become available, but in any event within 180 days after the end of each financial year the audited (consolidated, in the case of Malt LNG Transport, Malt LNG Holdings and the Sponsors) financial statements of the Borrower, the Sponsors and, prior to the Reorganisation Date (if the Reorganisation Date has not occurred by 31 October 2013), Malt LNG Transport and Malt LNG Holdings for that financial year. With effect from the financial year commencing on the Reorganisation Date, the Borrower shall supply to the Agent as soon as the same become available, but in any event within 180 days after the end of each financial year the audited consolidated financial statements of Dutch Holdco for that financial year.

18.4	The Borrower shall supply to the Agent as soon as the same become available, but in any event within 120 days after the end of each financial half year of each of its financial years the (consolidated, in the case of Malt LNG Transport, Malt LNG Holdings and the Sponsors) financial statements of the Borrower, the Sponsors and, prior to the Reorganisation Date (if the Reorganisation Date has not occurred by 31 October 2013), Malt LNG Transport and Malt LNG Holdings. With effect from the financial half-year commencing six months after the Reorganisation Date, the Borrower shall supply to the Agent as soon as the same become available, but in any event within 120 days after the end of each financial half year of each of its financial years the consolidated financial statements of Dutch Holdco.

18.5	The Borrower shall supply to the Agent as soon as the same becomes available, but in any event within 60 days after the Reorganisation Date, the unaudited consolidated pro forma balance sheet (prepared using generally accepted accounting principles in the United States of America) of Dutch Holdco.

18.6	The Borrower shall supply no later than 30 November of each year, an annual operations budget and cashflow forecast for the Ship in an approved form. The operations budget and cashflow forecast shall include reasonable estimates of the next scheduled dry dock expenses which the Borrower has forecast will be incurred.

Provision and contents of Compliance Certificate

18.7	The Borrower shall supply a Compliance Certificate to the Agent, with each set of audited consolidated Annual Financial Statements and each set of Half-Yearly Financial Statements.

18.8	Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with clause 19 (Financial covenants).

18.9	Each Compliance Certificate shall be signed by an authorised signatory of the Borrower or, in his or her absence, by two directors of the Borrower.

Requirements as to financial statements

18.10	The Borrower shall procure that each set of Annual Financial Statements and Half-Yearly Financial Statements includes a profit and loss account, a balance sheet and a cashflow statement and that, in addition each set of Annual Financial Statements shall be audited by the Auditors.

18.11	Each set of financial statements delivered pursuant to clauses 18.3 and 18.4 (Financial statements) shall:

(a)	be prepared in accordance with GAAP;

(b)	give a true and fair view of (in the case of Annual Financial Statements for any financial year), or fairly represent (in other cases), the financial condition and operations of the Borrower, Malt LNG Transport, Malt LNG Holdings and the Sponsors as at the date as at which those financial statements were drawn up; and

(c)	in the case of annual audited financial statements, not be the subject of any qualification in the Auditors’ opinion.

18.12	The Borrower shall procure that each set of financial statements delivered pursuant to clauses 18.3 and 18.4 (Financial statements) shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, the Borrower notifies the Agent that there has been a change in GAAP or the accounting practices and the Auditors deliver to the Agent:

(a)	a description of any change necessary for those financial statements to reflect the GAAP or accounting practices and reference periods upon which corresponding Original Financial Statements were prepared; and

(b)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

Year-end

18.13	The Borrower shall procure that each financial year-end of each Obligor, Malt LNG Holdings and each Sponsor falls on the relevant Accounting Reference Date.

Information: miscellaneous

18.14	The Borrower shall deliver to the Agent:

(a)	at the same time as they are dispatched, copies of all documents dispatched by each of the Obligors (other than Teekay Shipping) or the Sponsors to its shareholders generally (or any class of them) or dispatched by each of the Obligors (other than Teekay Shipping) or the Sponsors to its creditors generally (or any class of them), provided that the Sponsors shall only be required to deliver such copies to the Agent in accordance with this clause 18.14(a) if at any time a Sponsor ceases to be listed on an internationally recognised stock exchange;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Obligors (other than Teekay Shipping) and, prior to the Reorganisation Date, Malt LNG Holdings, and which, if adversely determined, might have a Material Adverse Effect;

(c)	promptly, such information as the Agent may reasonably require about the Charged Property and compliance of the Obligors (other than Teekay Shipping) with the terms of any Security Documents; and

(d)	promptly on request, such further information regarding the financial condition, assets and operations of the Obligors (other than Teekay Shipping) and, prior to the Reorganisation Date, Malt LNG Holdings or any Sponsor (if at any time a Sponsor ceases to be listed on an internationally recognised stock exchange) as any Finance Party through the Agent may reasonably request.

Notification of Default

18.15	The Borrower shall notify the Agent of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon any Obligor becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

18.16	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two directors or senior officers of the Borrower on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

Sufficient copies

18.17	The Borrower, if so requested by the Agent, shall deliver sufficient copies of each document to be supplied under the Finance Documents to the Agent to distribute to each of the Lenders and the Hedging Providers.

Use of websites

18.18	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the Designated Website) if:

(a)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(b)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(c)	the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

18.19	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

18.20	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(a)	the Designated Website cannot be accessed due to technical failure;

(b)	the password specifications for the Designated Website change;

(c)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(d)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(e)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under paragraphs (a) or (e) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

18.21	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten Business Days.

“Know your customer” checks

18.22	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(c)	a proposed assignment by a Lender or a Hedging Provider of any of its rights under this Agreement or any Hedging Contract to a party that is not already a Lender or a Hedging Provider prior to such assignment, obliges the Agent, the relevant Hedging Provider or any Lender (or, in the case of paragraph (c) above, any prospective new Lender or Hedging Provider) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender or any Hedging Provider supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender or any Hedging Provider) or any Lender or any Hedging Provider (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender or Hedging Provider) in order for the Agent, such Lender or any Hedging Provider or, in the case of the event described in paragraph (c) above, any prospective new Lender or Hedging Provider to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

18.23	Each Finance Party shall, promptly upon the request of the Agent or the Security Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Agent (for itself) in order for it to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19	Financial covenants

19.1	The Borrower undertakes that this clause 19 will be complied with throughout the Facility Period.

Financial definitions

19.2	In this clause 19 and clause 25.19 (Business restrictions):

Charter Earnings means all moneys during any Relevant Period payable to the Borrower under or pursuant to the Charter Documents, damages for breach of any of them and payments for termination or variation of any of them.

Debt Service Amount means in respect of a Relevant Period all interest, principal, fees (but not including the arrangement fee referred to at clause 11.4 (Arrangement fee) above) and/or net amounts under any Hedging Contract payable by the Borrower during that period under or pursuant to the Finance Documents.

DSCR means in relation to a Relevant Period, the ratio which the Charter Earnings less the Operating Costs bears to the Debt Service Amount paid or payable during that Relevant Period,

provided that where any part of a dry docking of the Ship falls within a Relevant Period the DSCR shall be calculated to exclude the Charter Earnings, Operating Costs and the Debt Service Amount for the relevant number of the days during the Relevant Period the Ship has been dry docked provided that immediately prior to commencement of that dry docking period sufficient moneys have been accumulated:

(a)	in the Operating Account to fully cover the Operating Costs and the Debt Service Amount during the expected dry docking period; and

(b)	in the Dry Dock Reserve Account to fully cover the dry dock expenses to be incurred during the expected dry docking period.

Operating Costs means in relation to any Relevant Period, the Borrower’s proper costs and expenses of insuring, operating, repairing and maintaining during that Relevant Period.

Relevant Period means a period of six months ending on either 30 June or 31 December of a given year.

Financial condition

19.3	The Borrower shall ensure that the DSCR in respect of any Relevant Period shall not be less than or equal to 1:1 for the period of 3 years after the Utilisation Date and shall not be less than or equal to 1.05:1 thereafter.

Financial testing

19.4	The financial covenants set out in clause 19.3 (Financial condition) shall be tested by reference to each Compliance Certificate delivered following the expiry of such Relevant Period pursuant to clause 18.7 (Provision and contents of Compliance Certificate).

20	General undertakings

20.1	The Borrower undertakes that this clause 20 will be complied with by and in respect of each Obligor throughout the Facility Period.

Use of proceeds

20.2	The proceeds of Utilisations will be used exclusively for the purposes specified in clause 3 (Purpose).

Authorisations

20.3	Each Obligor will promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents and any Charter Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document or Charter Document; and

(iii)	carry on its business where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.

Compliance with laws

20.4	Each Obligor will, comply in all respects with all laws and regulations (including Environmental Laws) to which it may be subject.

Anti-corruption law

20.5	No Obligor will directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar applicable legislation in other jurisdictions.

20.6	Each Obligor shall (and the Borrower shall ensure that each other Obligor will):

(a)	conduct its businesses in compliance with applicable anti-corruption laws; and

(b)	maintain policies and procedures designed to promote and achieve compliance with such laws.

Tax compliance

20.7	Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time allowed by law without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under clauses 18.3 and 18.4 (Financial statements); and

(c)	such payment can be lawfully withheld.

20.8	Except as approved by the Majority Lenders, each Obligor (other than Teekay Shipping) shall maintain its residence for Tax purposes in the jurisdiction in which it is incorporated and ensure that it is not resident for Tax purposes in any other jurisdiction. If requested by the Agent, the Borrower will confirm the jurisdiction in which each Obligor (other than Teekay Shipping) is resident for Tax purposes.

Change of business

20.9	Except (a) as approved by the Majority Lenders or (b) in accordance with the implementation of the Reorganisation, no substantial change will be made to the general nature of the business of the Obligors from that carried on at the date of this Agreement.

Merger

20.10	Except (a) as approved by the Majority Lenders or (b) in accordance with the implementation of the Reorganisation, the Borrower will not enter into any amalgamation, demerger, merger, consolidation, redomiciliation, legal migration or corporate reconstruction.

Other Restrictions

20.11	Except as approved by the Majority Lenders, the Borrower shall not change its name, jurisdiction of incorporation or legal form.

Further assurance

20.12	Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent may reasonably require):

(a)	to perfect the Security Interests created or intended to be created by that Obligor under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent provided by or pursuant to the Finance Documents or by law;

(b)	to confer on the Security Agent Security Interests over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents;

(c)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents; and/or

(d)	to facilitate the accession by a New Lender to any Security Document following an assignment in accordance with clause 30.1 (Assignments by the Lenders).

20.13	Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Security Agent by or pursuant to the Finance Documents.

20.14	Without prejudice to the generality of the foregoing, the Borrower shall procure, as a condition of the Finance Parties’ approval of the Reorganisation (such approval being expressly on the basis that the Reorganisation shall be completed by no later than 31 October 2013 (or such later date as may be agreed by the Agent in writing)), that Dutch Holdco shall provide to the Security Agent on the Reorganisation Date:

(a)	a replaced Share Security (and all instruments required by the Security Agent thereunder);

(b)	such documents of the nature described in Schedule 3 (Conditions precedent), Part 1, paragraphs 1, 2(b) and 3(b) in respect of the Dutch Holdco as the Agent or the Security Agent may require; and

(c)	a revised indemnity from Dutch Holdco in the form of the Methane Spirit Indemnity is provided to the Security Agent in respect of any actual or contingent liability owing by the Borrower in respect of the m.v. “METHANE SPIRIT”.

Negative pledge in respect of Charged Property

20.15	Except as approved by the Majority Lenders and for Permitted Maritime Liens, no Obligor will grant or allow to exist any Security Interest over any Charged Property.

Environmental matters

20.16	The Agent will be notified as soon as reasonably practicable of any Environmental Claim being made against the Borrower or the Ship which, if successful to any extent, might have a Material Adverse Effect and of any Environmental Incident which is reasonably likely to give rise to such a claim and will be kept regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.

20.17	Environmental Laws (and any consents, licences or approvals obtained under them) applicable to the Ship will not be violated in a way which might reasonably be expected to have a Material Adverse Effect.

Change of ownership

20.18	Subject only to the provisions of clause 28.36, except as approved by the Majority Lenders and notified to the Agent, there shall be no change in the legal and beneficial ownership of the issued share capital of:

(a)	prior to the Reorganisation Date, the Borrower, Malt LNG Transport or Malt LNG Holdings; and

(b)	with effect from the Reorganisation Date, the Borrower or Dutch Holdco.

Reorganisation Date

20.19	Except as approved by the Majority Lenders and for Permitted Maritime Liens, no Obligor will grant or allow to exist any Security Interest over any Charged Property.

21	Dealings with Ship

21.1	The Borrower undertakes that this clause 0 will be complied with in relation to the Ship throughout the Mortgage Period.

Ship’s name and registration

21.2	The Ship shall be registered with the Registry under the laws of its Flag State. Except with approval, the Ship shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State). If that registration is for a limited period, it shall be renewed at least 45 days before the date it is due to expire and the Agent shall be notified of that renewal at least 30 days before that date.

21.3	Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the Ship being required to be registered under the laws of another state of registry.

Sale or other disposal of Ship

21.4	Except:

(a)	as may be required pursuant to clause 65 of the Charter (and only then upon payment by the Charterer of an amount, after deduction of all costs relating to the sale, in excess of the Loan); or

(b)	in any other circumstance, where the sale proceeds (after deduction of all costs relating to the sale) shall be in excess of the Loan and such sale proceeds are applied in prepayment of the Loan,

the Borrower will not sell, or agree to, transfer, abandon or otherwise dispose of the Ship or any share or interest in it.

Manager

21.5	A manager of the Ship shall not be appointed unless that manager (which shall, unless approved, be Teekay Shipping, TGP or Teekay Corporation or an Affiliate thereof) and the terms of its appointment are approved and a duly executed Manager’s Undertaking has been delivered to the Security Agent. There shall be no change to the terms of appointment of a manager whose appointment has been approved unless such change is either immaterial or approved by the Majority Lenders (and any change to the fees payable under any management agreement shall always be regarded as material).

Copy of Mortgage on board

21.6	A properly certified copy of the Mortgage shall be kept on board the Ship and a framed printed notice of the Mortgage (in customary form) shall be prominently displayed in the navigation room and in the Master’s cabin of the Ship.

Conveyance on default

21.7	Where the Ship is (or is to be) sold in exercise of any power conferred by the Security Documents, the Borrower shall, upon the Agent’s request, immediately execute such form of transfer of title to the Ship as the Agent may require.

Chartering

21.8	Except with approval (which approval shall not be unreasonably withheld or delayed), the Borrower shall not enter into any charter commitment for the Ship (except for the Charter), which is:

(a)	a bareboat or demise charter or passes possession and operational control of the Ship to another person (other than as expressly permitted by clause 24.10 (Substitution of Charter by a bareboat charter);

(b)	capable of lasting more than 13 calendar months;

(c)	on terms as to payment or amount of hire which are materially less beneficial to it than the terms which at that time could reasonably be expected to be obtained on the open market for vessels of the same age and type as the Ship under charter commitments of a similar type and period; or

(d)	to Malt LNG Transport, Malt LNG Holdings, a Sponsor or any of their Affiliates.

Lay up and abandonment

21.9	Except with approval (which approval shall not be unreasonably withheld or delayed), the Ship shall not be laid up (other than in accordance with the provisions of clause 43 of the Charter, but following consultation with the Agent), deactivated or abandoned.

Sharing of Earnings

21.10	Except with approval, the Borrower shall not enter into any arrangement under which its Earnings from the Ship may be shared with anyone else.

Payment of Earnings

21.11	The Borrower’s Earnings from the Ship shall be paid in the way required by the Deed of Covenant. If any Earnings are held by brokers or other agents, they shall be paid to the Security Agent, if it requires this after the Earnings have become payable to it under the Deed of Covenant.

22	Condition and operation of Ship

22.1	The Borrower undertakes that this clause 22 will be complied with in relation to the Ship throughout the Mortgage Period.

Defined terms

22.2	In this clause 22 and in Schedule 3 (Conditions precedent):

applicable code means any code or prescribed procedures required to be observed by the Ship or the persons responsible for its operation under any applicable law (including but not limited to those currently known as the ISM Code and the ISPS Code).

applicable law means all laws and regulations applicable to vessels registered in the Ship’s Flag State or which for any other reason apply to the Ship or to its condition or operation at any relevant time.

applicable operating certificate means any certificates or other document relating to the Ship or its condition or operation required to be in force under any applicable law or any applicable code.

Repair

22.3	The Ship shall be kept in a good, safe and efficient state of repair. The quality of workmanship and materials used to repair the Ship or replace any damaged, worn or lost parts or equipment shall be sufficient to ensure that the Ship’s value is not materially reduced.

Modification

22.4	Except with approval or if required under the Charter Documents, the structure, type or performance characteristics of the Ship shall not be modified in a way which could or might materially alter the Ship or materially reduce its value.

Removal of parts

22.5	Except with approval (which approval shall not be unreasonably withheld or delayed), no material part of the Ship or any equipment shall be removed from the Ship if to do so would materially reduce its value (unless at the same time it is replaced with equivalent parts or equipment owned by the Borrower free of any Security Interest except under the Security Documents).

Third party owned equipment

22.6	Except with approval (which approval shall not be unreasonably withheld or delayed), equipment owned by a third party shall not be installed on the Ship if it cannot be removed without risk of causing damage to the structure or fabric of the Ship or incurring significant expense.

Maintenance of class; compliance with laws and codes

22.7	The Ship’s class shall be the Classification and such classification shall be maintained throughout the Facility Period with no overdue recommendations or requirements. The Ship and every person who owns, operates or manages the Ship shall comply with all applicable laws and the requirements of all applicable codes. There shall be kept in force and on board the Ship or in such person’s custody any applicable operating certificates which are required by applicable laws or applicable codes to be carried on board the Ship or to be in such person’s custody.

Surveys

22.8	The Ship shall be submitted to continuous surveys and any other surveys which are required for it to maintain the Classification as its class. Copies of reports of those surveys shall be provided promptly to the Agent if it so requests.

Inspection and notice of dry-docking

22.9	The Agent and/or surveyors or other persons appointed by it for such purpose shall be allowed to board the Ship at all reasonable times (but not more than once every 12 months) to inspect it and given all proper facilities needed for that purpose. The Agent shall be given reasonable advance notice of any intended dry-docking of the Ship (whatever the purpose of that dry-docking).

Prevention of arrest

22.10	All debts, damages, liabilities and outgoings which have given, or may give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, its Earnings or Insurances shall be promptly paid and discharged, but taking into account any credit terms permitted by this Agreement as may have been agreed from time to time between the Borrower and/or the Manager and the suppliers to the Ship.

Release from arrest

22.11	The Ship, its Earnings and Insurances shall promptly be released from any arrest, detention, attachment or levy, and any legal process against the Ship shall be promptly discharged, by whatever action is required to achieve that release or discharge.

Information about Ship

22.12	The Agent shall promptly be given any information which it may reasonably require about the Ship or its employment, position, use or operation, including details of towages and salvages, and copies of all its charter commitments entered into by or on behalf of the Borrower and copies of any applicable operating certificates.

Notification of certain events

22.13	The Agent shall promptly be notified of:

(a)	any damage to the Ship where the cost of the resulting repairs may exceed the Major Casualty Amount;

(b)	any occurrence which may result in the Ship becoming a Total Loss;

(c)	any requisition of the Ship for hire;

(d)	any Environmental Incident involving the Ship and Environmental Claim being made in relation to such an incident which has, or is reasonably likely to have, a Material Adverse Effect;

(e)	any withdrawal of any applicable operating certificate;

(f)	the receipt of notification that any application for such a certificate has been refused and this situation has not been remedied within seven Business Days;

(g)	any requirement or recommendation made in relation to the Ship by any insurer or the Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended; and

(h)	any arrest or detention of the Ship or any exercise or purported exercise of a lien or other claim on the Ship or its Earnings or Insurances.

Payment of outgoings

22.14	All tolls, dues and other outgoings whatsoever in respect of the Ship and its Earnings and Insurances shall be paid promptly, but taking into account any credit terms permitted by this Agreement as may have been agreed from time to time between the Borrower and/or the Manager and the suppliers to the Ship. Proper accounting records shall be kept of the Ship and its Earnings.

Evidence of payments

22.15	The Agent shall be allowed proper and reasonable access to those accounting records when it requests it (acting reasonably) and, when it requires it, shall be given satisfactory evidence that:

(a)	the wages and allotments and the insurance and pension contributions of the Ship’s crew are being promptly and regularly paid;

(b)	all deductions from its crew’s wages in respect of any applicable Tax liability are being properly accounted for; and

(c)	the Ship’s master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress,

provided that such requests do not interfere with the normal operation of the Ship and, unless a Default is continuing, may only be made once per year.

Repairers’ liens

22.16	Except with approval, the Ship shall not be put into any other person’s possession for work to be done on the Ship if the cost of that work will exceed or is likely to exceed the Major Casualty Amount unless that person gives the Security Agent a written undertaking in approved terms not to exercise any lien on the Ship or its Earnings for any of the cost of such work.

Lawful use

22.17	The Ship shall not be employed:

(a)	in any way or in any activity which is unlawful under international law or the domestic laws of any relevant country;

(b)	in carrying illicit or prohibited goods; or

(c)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated,

and the persons responsible for the operation of the Ship shall take all necessary and proper precautions to ensure that this does not happen.

War zones

22.18	The Borrower shall not during hostilities (whether or not a state of war shall formally have been declared and including, without limitation, civil war) permit the Ship to be employed in carrying any goods which may be declared to be contraband of war or which may render the Ship liable to confiscation, seizure, detention or destruction, nor at any time to permit the Ship to enter any area which is declared a war zone by any government authority or by the Ship’s insurers unless the Borrower has effected, at its own expense, such additional insurances as shall be necessary or customary for first class shipowners. The Borrower shall promptly notify the Agent thereof, and if required by the Agent (at the Borrower’s cost), specifically assign those insurances to the Security Agent by such documents as the Agent may require.

Valuation

22.19	The Borrower shall provide to the Agent together with each Compliance Certificate delivered with each set of audited consolidated Annual Financial Statements in accordance with clause 18.7 (Provision and contents of Compliance Certificate) above a valuation of the Ship on the basis set out in clause 22.23 (Basis of valuation).

Expenses of valuation

22.20	The Borrower shall bear, and reimburse to the Agent where incurred by the Agent, all costs and expenses of providing one annual valuation in accordance with clause 22.19 (Valuation) above. All costs and expenses incurred by the Agent in respect of any additional valuations shall be borne by the Agent.

Valuations procedure

22.21	The value of the Ship shall be determined in accordance with, and by valuers approved and appointed in accordance with, clause 22.25 (Approval of valuers).

Currency of valuation

22.22	Valuations shall be provided by valuers in dollars or, if a valuer is of the view that the relevant type of vessel is generally bought and sold in another currency, in that other currency. If a valuation is provided in another currency, for the purposes of this Agreement it shall be converted into dollars at the Agent’s spot rate of exchange for the purchase of dollars with that other currency as at the date to which the valuation relates.

Basis of valuation

22.23	Each valuation will be addressed to the Agent in its capacity as such and made:

(a)	without physical inspection (unless required by the Agent);

(b)	on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm’s length on normal commercial terms between a willing buyer and a willing seller; and

(c)	without taking into account the benefit of any charter commitment.

Information required for valuation

22.24	The Borrower shall promptly provide to the Agent and any such valuer any information which they reasonably require for the purposes of providing such a valuation.

Approval of valuers

22.25	All valuers must have been approved by the Agent (the approved valuers as at the date of this Agreement are R.S. Platou, Clarkson plc, Poten & Partners, Fearnleys and Mallory Jones Lynch Flynn & Associates). The Agent may from time to time notify the Borrower of approval of one or more independent ship brokers as valuers for the purposes of clause 22.19 (Valuation). The Agent shall respond promptly to any request by the Borrower for approval of a broker nominated by the Borrower. The Agent may at any time by notice to the Borrower withdraw any previous approval of a valuer for the purposes of future valuations. That valuer may not then be appointed to provide valuations unless it is once more approved. If the Agent has not approved at least three brokers as valuers at a time when a valuation is required under clause 22.19 (Valuation), the Agent shall promptly notify the Borrower of the names of at least three valuers which are approved.

Appointment of valuers

22.26	When a valuation is required for the purposes of clause 22.19 (Valuation), the Borrower shall promptly appoint valuers approved by the Agent in accordance with clause 22.25 (Approval of valuers) to provide such a valuation. If the Borrower is approved to appoint valuers but fails to do so promptly, the Agent may appoint approved valuers to provide that valuation.

Number of valuers

22.27	Each valuation shall be carried out by two approved valuers nominated by the Borrower.

Differences in valuations

22.28

If valuations provided by individual valuers differ, the value of the Ship for the purposes of the Finance Documents will be the mean average of those valuations. If the higher of the two valuations obtained pursuant to clause 22.19 (Valuation) is more than 110 per cent of the lower of the two valuations, then a third valuation shall be obtained from an approved valuer and the value of the Ship for the purposes of the Finance Documents will be the mean average of those three valuations.

23	Insurance

23.1	The Borrower undertakes that this clause 23 shall be complied with in relation to the Ship and its Insurances throughout the Mortgage Period.

Insurance terms

23.2	In this clause 23:

excess risks means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.

excess war risk P&I cover means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.

hull cover means insurance cover against the risks identified in clause 23.3(a).

minimum hull cover means an amount equal at the relevant time to 110 per cent of the Loan at the relevant time.

P&I risks means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).

Coverage required

23.3	The Ship shall at all times be insured:

(a)	against fire and usual marine risks (including excess risks) and war risks (including war protection and indemnity risks and terrorism risks) on an agreed value basis, for at least its minimum hull cover and no less than its market value;

(b)	against P&I risks for the highest amount then available in the insurance market for vessels of similar age, size and type as the Ship (but, in relation to liability for oil pollution, for an amount of not less than $1,000,000,000);

(c)	against such other risks and matters which the Agent notifies it that it considers reasonable for a prudent shipowner or operator to insure against in accordance with first class international maritime practice at the time of that notice; and

(d)	on terms which comply with the other provisions of this clause 23.

Placing of cover

23.4	The insurance coverage required by clause 23.3 (Coverage required) shall be:

(a)

in the name of the Borrower or the Manager and (in the case of the Ship’s hull cover) no other person (other than the Security Agent if required by it) (unless such other person is approved and, if so required by the Agent, has duly executed and delivered a first priority assignment of its interest in the Ship’s Insurances to the Security Agent in an approved form and provided such supporting documents and opinions in relation to that assignment as the Agent requires);

(b)	if the Agent so requests, in the joint names of the Borrower and the Security Agent (and, to the extent reasonably practicable in the insurance market, without liability on the part of the Security Agent for premiums or calls);

(c)	in dollars or another approved currency;

(d)	arranged through approved brokers or direct with approved insurers or protection and indemnity or war risks associations; and

(e)	on approved terms and with approved insurers or associations.

Deductibles

23.5	The aggregate amount of any excess or deductible under the Ship’s hull cover shall not exceed an approved amount.

Mortgagee’s insurance

23.6	The Borrower shall promptly reimburse to the Agent the cost (as conclusively certified by the Agent) of taking out and keeping in force in respect of the Ship on approved terms, or in considering or making claims under:

(a)	a mortgagee’s interest insurance and a mortgagee’s additional perils (all P&I risks) cover) for the benefit of the Finance Parties for an amount up to 110 per cent of the Loan; and

(b)	any other insurance cover which the Agent reasonably requires in respect of any Finance Party’s interests and potential liabilities (whether as mortgagee of the Ship or beneficiary of the Security Documents).

Fleet liens, set off and cancellations

23.7	If the Ship’s hull cover also insures other vessels, the Security Agent shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:

(a)	set off against any claims in respect of the Ship any premiums due in respect of any of such other vessels insured; or

(b)	cancel that cover because of non-payment of premiums in respect of such other vessels,

or the Borrower shall ensure that hull cover for the Ship is provided under a separate policy from any other vessels.

Payment of premiums

23.8	All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually and the Agent shall be provided with all relevant receipts or other evidence of payment upon request.

Details of proposed renewal of Insurances

23.9	At least seven days before any of the Insurances are due to expire, the Agent shall be notified of any material changes to the Insurances and the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances and the amounts, risks and terms in, against and on which the Insurances are proposed to be renewed.

Instructions for renewal

23.10	At least seven days before any of the Insurances are due to expire, instructions shall be given to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.

Confirmation of renewal

23.11	The Insurances shall be renewed upon their expiry in a manner and on terms which comply with this clause 23 and confirmation of such renewal will be given by the Borrower to the Agent at least one Business Day before such expiry.

P&I guarantees

23.12	Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to the Ship shall be provided when required by the association.

Insurance documents

23.13	The Agent shall be provided upon request with pro forma copies of all insurance policies and other documentation issued by brokers, insurers and associations in connection with the Insurances as soon as they are available after they have been placed or renewed and all insurance policies and other documents relating to the Insurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Agent or some other approved person.

Letters of undertaking

23.14	Unless otherwise approved where the Agent is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Agent shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.

Insurance Notices and Loss Payable Clauses

23.15	The interest of the Security Agent as assignee of the Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Ship and its Insurances signed by the Borrower and, unless otherwise approved, each other person assured under the relevant cover (other than the Security Agent if it is itself an assured).

Insurance correspondence

23.16	If so required by the Agent (acting reasonably), the Agent shall promptly be provided with copies of all material written communications between the assureds and brokers, insurers and associations relating to any of the Insurances as soon as they are available.

Qualifications and exclusions

23.17	All requirements applicable to the Insurances shall be complied with and the Insurances shall only be subject to approved exclusions or qualifications.

Independent report

23.18	If the Agent asks the Borrower for a detailed report from an approved independent firm of marine insurance brokers giving their opinion on the adequacy of the Insurances then if the Borrower so agrees (which agreement shall not be unreasonably withheld or delayed) or, in the absence of such agreement where in the reasonable opinion of the Agent a material change to the Insurance Cover of the Ship has occurred the Agent shall be provided promptly with such a report at no cost to the Agent or (if the Agent obtains such a report itself) the Borrower shall reimburse the Agent for the cost of obtaining that report.

Collection of claims

23.19	All documents and other information and all assistance required by the Agent (acting reasonably) to assist it and/or the Security Agent in trying to collect or recover any claims under the Insurances shall be provided promptly.

Employment of Ship

23.20	The Ship shall only be employed or operated in conformity with the terms of the Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and any additional requirements of the insurers have been satisfied).

Declarations and returns

23.21	If any of the Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Ship sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.

Application of recoveries

23.22	All sums paid under the Insurances to anyone other than the Security Agent shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.

Settlement of claims

23.23	Any claim under the Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval by the Security Agent.

Change in insurance requirements

23.24	If the Agent (acting reasonably) gives notice to the Borrower to change the terms and requirements of this clause 23 (which the Agent may only do, in such manner as it considers appropriate, as a result in changes of circumstances or practice after the date of this Agreement), this clause 23 shall be modified in the manner so notified by the Agent on the date 14 days after such notice from the Agent is received.

24	Chartering undertakings

24.1	The Borrower undertakes that this clause 24 will be complied with in relation to the Ship and its Charter Documents throughout the Mortgage Period.

Variations

24.2	Except with approval of the Majority Lenders (which approval shall not be unreasonably withheld or delayed), the Charter Documents shall not be varied (except for amendments of a minor operational nature which shall be promptly copied to the Agent upon execution and which do not affect, amend or vary any terms of the Charter relating to the calculation or payment of hire or any other amounts, the period of hire of the Ship or pursuant to which any party is entitled to terminate the chartering of the Ship).

Releases and waivers

24.3	Except with approval (which approval shall not be unreasonably withheld or delayed), there shall be no release by the Borrower of any material obligation of any other person under the Charter

Documents, no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach. The Borrower shall not consent to the assignment or novation of the Charter by the Charterer, without approval, where the consent of the Borrower is expressly required in order to effect such assignment or novation.

Termination of Charter

24.4	Except with approval (which approval shall not be unreasonably withheld or delayed), the Borrower shall not terminate or rescind any Charter Document or withdraw the Ship from service under the Charter or take any similar action.

24.5	The Borrower shall immediately notify the Agent of any termination or rescission of a Charter Document.

Charter performance

24.6	The Borrower shall perform its obligations under the Charter Documents and use its reasonable endeavours to ensure that each other party to them (which shall include the Pluto Joint Venture Participants (as described in Schedule 2 (Ship Information)) performs their obligations under the Charter Documents.

Notice of assignment

24.7	The Borrower shall give notice of assignment of the Charter Documents to the other parties to them in the form specified by the Charter Assignment and shall ensure that the Agent receives a copy of that notice acknowledged by each addressee in the form specified therein on or promptly after the date of the Mortgage.

Payment of Charter Earnings

24.8	All Earnings which the Borrower is entitled to receive under the Charter Documents shall be paid in the manner required by the Security Documents. The Borrower will immediately notify the Agent if the Charterer has reduced, or becomes entitled to reduce, or otherwise set-off the Earnings under the terms of the Charter for a period exceeding 30 days.

Force majeure

24.9	The Borrower shall, within three Business Days, notify the Agent following receipt of any notice under clause 40.7 of the Charter.

Substitution of Charter by a bareboat charter

24.10	If pursuant to clause 64 of the Charter, the Charterer elects to substitute the Charter with a bareboat charter between the Charterer and the Borrower (for the purposes of this clause 24.10 the Bareboat Charter), then the Borrower shall, at its own cost and expense:

(a)	enter into such Bareboat Charter only after its terms have been approved in writing by the Agent (acting on the instructions of the Majority Lenders);

(b)	assign in favour of the Security Agent all its rights under the executed Bareboat Charter and any other Bareboat Charter Documents, such assignment to be in such form as the Agent may in its sole discretion require; and

(c)

execute, or procure the execution by itself, the Charterer and/or any other Obligor of, any agreements (supplemental or otherwise), documents or instruments that the Agent may require in connection with the Bareboat Charter, any other Bareboat Charter Documents, this Agreement or any of the other Security Documents including, without limitation, a tripartite agreement (including an assignment of the Bareboat Charter and any other Bareboat Charter Documents) in favour of the Security Agent, and the Owner of such Ship shall not deliver the Ship to the Charterer or any other person under the Bareboat Charter unless it has first complied with all its obligations under this clause 24.10.

Off-hire

24.11	The Borrower shall promptly notify the Agent if the Ship is off-hire under the Charter (including under clause 11.3 of the Charter) for more than two days in any calendar year.

Breach of Charter

24.12	The Borrower shall promptly notify the Agent if the Charterer or the Borrower breaches any provisions of the Charter which would entitle the Charterer or the Borrower (as the case may be) to terminate the Charter or, in the case of the Borrower, withdraw the Ship from service under the Charter, including (without limitation) pursuant to clause 19.4 of the Charter.

APMM

24.13	The Agent shall be promptly notified:

(a)	of any breach by APMM of its obligations under the APMM Guarantee;

(b)	of any termination or amendment (without approval) of the APMM Guarantee;

(c)	of any claim made by the Charterer against APMM under the APMM Guarantee; or

(d)	if (without approval) the amount secured by the APMM Guarantee is reduced below $45,000,000 and is not immediately reinstated.

Pluto Joint Venture Participants

24.14	The Borrower shall promptly deliver to the Agent any notice received from the Charterer under clauses 72.4 or 72.5 of the Charter.

25	Bank accounts

25.1	The Borrower undertakes that this clause 25 will be complied with throughout the Facility Period.

Operating Account

25.2	The Borrower shall be the holder of one or more Accounts denominated in dollars with an Account Bank which is designated as an “Operating Account” for the purposes of the Finance Documents.

25.3	The Earnings of the Ship and all moneys payable to the Borrower under the Insurances and any net amount payable to the Borrower under any Hedging Contract shall be paid by the persons from whom they are due to an Operating Account unless required to be paid to the Security Agent under the Finance Documents.

25.4	The Borrower shall not withdraw amounts standing to the credit of an Operating Account except as permitted by clause 25.5.

25.5	Subject to clause 25.17, if there is no continuing Event of Default, the Borrower shall withdraw the following amounts from an Operating Account in the following order of priority during each quarterly period in an approved manner:

(a)	payments of the proper costs and expenses of insuring and operating the Ship (including payments to an approved manager), such payments to be in the amounts reflected in the budget provided in accordance with clause 18.6 (Financial statements) unless otherwise approved;

(b)	any payments of a capital nature required for the purpose of repairing and maintaining the Ship;

(c)	payments then due to Finance Parties under the Finance Documents (other than payments due in respect of a prepayment);

(d)	any payments required under clause 7 (Illegality, prepayment and cancellation);

(e)	payments of any corporate administration expenses relating to the Borrower;

(f)	payments to a Debt Service Reserve Account required to comply with clause 25.7 (DSRA Account);

(g)	payments to a Dry Dock Reserve Account required to comply with clause 25.10 (Dry Dock Reserve Account); and

(h)	any payments to Malt LNG Transport or, following the implementation of the Reorganisation, Dutch Holdco permitted under clause 26.14 (Distributions and other payments).

DSRA Account

25.6	The Borrower shall be the holder of one or more Account denominated in dollars with an Account Bank which is designated as a “Debt Service Reserve Account” for the purposes of the Finance Documents.

25.7	The Borrower shall on or before the Utilisation Date pay to the credit of a Debt Service Reserve Account an amount of $4,700,000.

25.8	Subject to clause 25.17, the Borrower shall not, without approval, withdraw amounts standing to the credit of a Debt Service Reserve Account, provided always that the amount required to be held on the Debt Service Reserve Accounts shall be reduced on each second Repayment Date by the surplus amount specified below and the Borrower shall be entitled to withdraw the surplus amount:

Repayment Date	Debt Service Reserve Account balance	Debt Service Reserve Account surplus amount
0	4,700,000
2	4,638,351	61,649
4	4,599,817	38,534
6	4,506,097	93,720
8	4,465,371	40,726
10	4,381,945	83,426
12	4,330,925	51,020
14	4,241,589	89,336
16	4,196,479	45,110
18	4,109,335	87,144
20	4,062,033	47,302
22	3,977,081	84,952
24	3,927,587	49,494
26	3,850,006	77,581
28	3,793,140	56,866
30	3,712,572	80,568
32	3,712,572	0

Dry Dock Reserve Account

25.9	The Borrower shall be the holder of one or more Accounts denominated in dollars with an Account Bank which is designated as a “Dry Dock Reserve Account” for the purposes of the Finance Documents.

25.10	The Borrower shall on or before the Utilisation Date pay to the credit of a Dry Dock Reserve Account an amount of $4,700,000. Following each dry docking of the Ship (the first such dry docking is expected to take place in October 2014) the Borrower shall on a quarterly basis thereafter transfer funds from an Operating Account in approximately equal instalments to a Dry Dock Reserve Account in order to ensure that not later than 12 months prior to the Ship’s next scheduled dry docking an amount projected by the Borrower to be sufficient to meet the costs of such dry docking shall be maintained on a Dry Dock Reserve Account.

25.11	Subject to clause 25.17, unless otherwise agreed, the Borrower shall not withdraw amounts standing to the credit of a Dry Dock Reserve Account except on account of the costs and expenses of each dry docking and any other scheduled major maintenance repairs of the Ship.

25.12	The Borrower shall promptly notify the Agent if it anticipates that the amounts required on account of a scheduled dry docking of the Ship will exceed the amounts it has projected, pursuant to clause 25.10, will stand to the credit of the Dry Dock Reserve Account 12 months prior to the next scheduled dry docking. The Borrower will be required to reserve additional funds at the request of the Agent if the Agent determines that the balance standing to the credit of the Dry Dock Reserve Account is not sufficient to cover the expected costs of the next scheduled dry docking.

Other provisions

25.13	An Account may only be designated for the purposes described in this clause 25 if:

(a)	such designation is made in writing by the Agent and acknowledged by the Borrower and specifies the name and address of the Account Bank and the number and any designation or other reference attributed to the Account;

(b)	an Account Security has been duly executed and delivered by the Borrower in favour of the Security Agent;

(c)	any notice required by the Account Security to be given to an Account Bank has been given to, and acknowledged by, the Account Bank in the form required by the relevant Account Security; and

(d)	the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to the Account and the Account Security including documents and evidence of the type referred to in Schedule 3 in relation to the Account and the relevant Account Security.

25.14	The Borrower shall not close any Account or alter the terms of any Account from those in force at the time it is designated for the purposes of this clause 25 or waive any of its rights in relation to an Account except with approval.

25.15	The Borrower shall deposit with the Security Agent all certificates of deposit, receipts or other instruments or securities relating to any Account, notify the Security Agent of any claim or notice relating to an Account from any other party and provide the Agent with any other information it may request concerning any Account.

25.16	Each of the Agent and the Security Agent agrees that if it is an Account Bank in respect of an Account then there will be no restrictions on creating a Security Interest over that Account as contemplated by this Agreement and it shall not (except with the approval of the Majority Lenders) exercise any right of combination, consolidation or set-off which it may have in respect of that Account in a manner adverse to the rights of the other Finance Parties.

Withdrawal Requests

25.17	The Borrower may withdraw an amount from an Account in accordance with clauses 25.5, 25.8 or 25.11 (Withdrawal) by delivery to the Agent and the Account Bank of a written request signed by any authorised signatory set out in Schedule 9 (Account signatories) (Withdrawal Request) not later than 11:00 a.m. (Sydney time) three Business Days before the proposed Withdrawal (or any other period as may be agreed by the Lenders and the Borrower).

25.18	Each Withdrawal Request shall be addressed to the Account Bank at the below address:

Finance and Operations

Commonwealth Bank of Australia

One Temasek Avenue #17-01

Millenia Tower

Singapore 039 192

Fax: +65 62 245812

Attention: The Manager

With a copy to:

Post Deal Management

Commonwealth Bank of Australia

Level 22. 201 Sussex Street

Sydney NSW 2000

Australia

Fax: +61 2 9118 1006

Email: Kathleen.mcmahon@cba.com.au

Attention: The Manager

25.19	The amount of any Withdrawal shall be paid into the account below (or such other account in the name of the Borrower as the Borrower may notify to the Agent and the Account Bank in writing from time to time):

Malt Singapore Pte. Ltd.

Intermediary Bank Name:	Bank of New York

Bank Address:	New York, New York

Swift Code:	IRVTUS3N

Credit to:

Beneficiary Bank Name:	DNB Bank ASA

Bank Address:	200 Park Avenue, New York, NY

Swift:	DNBAUS33

Further Credit to:

Account Name:	Malt Singapore Pte. Ltd.

Account Number:	26112001

Currency:	USD

26	Business restrictions

26.1	Except as otherwise approved by the Majority Lenders the Borrower undertakes that this clause 26 will be complied with by and in respect of each Obligor throughout the Facility Period.

Business restrictions

26.2	Except as otherwise approved, the Borrower undertakes that this clause 26 will be complied with by and in respect of each Obligor throughout the Facility Period.

General negative pledge

26.3	The Borrower shall not permit any Security Interest to exist, arise or be created or extended over all or any part of its assets except for Permitted Security Interests,

Transactions similar to security

26.4	(Without prejudice to clauses 26.5 (Financial Indebtedness) and 26.8 (Disposals)), the Borrower shall not:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby that asset is or may be leased to, or re-acquired by, any Affiliate other than pursuant to disposals permitted under clause 26.8 (Disposals);

(b)	sell, transfer, factor or otherwise dispose of any of its receivables;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect.

Financial Indebtedness

26.5	The Borrower shall not incur or permit to exist, any Financial Indebtedness owed by it to anyone else except:

(a)	Financial Indebtedness incurred under the Existing Facility Agreement;

(b)	Financial Indebtedness incurred under the Finance Documents and Hedging Contracts for Hedging Transactions entered into pursuant to clause 27.2 (Hedging); and

(c)	Financial Indebtedness permitted under clause 26.6 (Guarantees).

Guarantees

26.6	The Borrower shall not give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone else except:

(a)	guarantees in favour of trade creditors of the Borrower given in the ordinary course of its business or in order to avoid the creation of, or to release, a Permitted Maritime Lien; and

(b)	guarantees which are Financial Indebtedness permitted under clause 26.5 (Financial Indebtedness).

Bank accounts and other financial transactions

26.7	The Borrower shall not:

(a)	maintain any bank accounts with a bank or financial institution except for the Accounts;

(b)	hold cash in any account (other than in an Account); and

(c)	be party to any banking or financial transaction, whether on or off balance sheet, that is not expressly permitted under this clause 26 (Business restrictions).

Disposals

26.8	The Borrower shall not enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to dispose of any asset except for any of the following disposals so long as they are not prohibited by any other provision of the Finance Documents:

(a)	disposals of assets made in (and on terms reflecting) the ordinary course of trading of the disposing entity;

(b)	disposals of obsolete assets, or assets which are no longer required for the purpose of the business of the Borrower, in each case for cash on normal commercial terms and on an arm’s length basis; and

(c)	the application of cash or cash equivalents in the acquisition of assets or services in the ordinary course of its business.

Contracts and arrangements with Affiliates

26.9	No Obligor shall be a party to any arrangement or contract with any of its Affiliates unless such arrangement or contract is on an arm’s length basis, provided that, in the case of Teekay Shipping, this clause shall only apply to any such arrangements or contracts relating to the Ship.

Subsidiaries

26.10	The Borrower shall not establish or acquire a company or other entity.

Acquisitions and investments

26.11	The Borrower shall not, without approval, acquire any person, business, assets or liabilities or make any investment in any person or business or enter into any joint-venture arrangement except:

(a)	acquisitions of assets in the ordinary course of business (not being new businesses or vessels);

(b)	the incurrence of liabilities in the ordinary course of its business; or

(c)	pursuant to any Finance Document or any Charter Document to which it is a party.

Reduction of capital

26.12	Save as part of implementation of the Reorganisation, the Borrower shall not redeem or purchase or otherwise reduce any of its equity or any other share capital or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.

Increase in capital

26.13	The Borrower shall not (and it is hereby undertaken by the Borrower that (a) prior to the implementation of the Reorganisation, neither Malt LNG Transport, nor Malt LNG Holdings nor the Sponsors and (b) following the Reorganisation Date neither Dutch Holdco nor the Sponsors nor any other person with an indirect shareholding in the Borrower shall) issue shares or other equity interests to anyone in a manner that results in a Change of Control.

Distributions and other payments

26.14	Subject to clause 26.15 below, the Borrower shall not:

(a)	declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend or redeem or make any other distribution or payment (whether in cash or in specie), including any interest and/or unpaid dividends, in respect of its equity or any other share capital or any warrants for the time being in issue; or

(b)	make any payment (including by way of set-off, combination of accounts or otherwise) by way of interest, or repayment, redemption, purchase or other payment, in respect of any shareholder loan, loan stock or similar instrument;

other than where:

(i)	no Event of Default is continuing or will occur as a result of the proposed declaration or payment; and

(ii)	any such declaration or payment is made, prior to the implementation of the Reorganisation, to Malt LNG Transport and thereafter to Dutch Holdco; and

(iii)	any such declaration or payment is permitted in accordance with clause 25.5 (Operating Account); and

(iv)	the Borrower has provided to the Agent prior to such declaration or payment a Compliance Certificate in respect of the immediately preceding Relevant Period demonstrating a DSCR of not less than or equal to 1.1: 1 together with the most recent financial statements required under clauses 18.3 and 18.4 (Financial Statements); and

(v)	any such declaration or payment is made more than six months prior to the next scheduled dry docking of the Ship; and

(vi)	where no more than one such declaration or payment has been made within the previous six month period.

26.15	The Borrower shall not make any declaration or payment in accordance with clause 26.14(a) or 26.14(b) above:

(a)	without the approval of the Lenders (such approval not to be unreasonably withheld or delayed) if Force Majeure (as defined in the Charter) has occurred and is continuing; or

(b)	if the Charter has been terminated (unless within 120 days after such termination the Ship is delivered under a replacement charter commitment approved by the Lenders in accordance with clause 7.15 (Mandatory prepayment)).

Application of FATCA

26.16	The Borrower shall promptly notify the Agent if any Obligor (other than Teekay Shipping) becomes or ceases to be a FATCA FFI or a US Tax Obligor.

27	Hedging Contracts

27.1	The Borrower undertakes that this clause 27 will be complied with throughout the Facility Period.

Hedging

27.2	The Borrower shall not later than the date falling 30 days after the Utilisation Date (a) enter into a Hedging Master Agreement with the Hedging Co-ordinator and the Hedging Contract Security as required under Schedule 3, Part 1, paragraph 5 (Conditions precedent to any Utilisation), (b) enter into with the Hedging Co-ordinator (as Hedging Provider) and, thereafter, maintain at all times Hedging Transactions which provide for protection against adverse movements in interest rates for an aggregate notional principal amount that is equal to at least 80 per cent of the Loan as then scheduled to be repaid pursuant to clause 6.2 (Scheduled repayment of Facility).

27.3	The Hedging Co-ordinator may at any time after the Utilisation Date enter into novation agreements with other Hedging Providers for the pro rata novation of the initial Hedging Contracts entered into under clause 27.2.

27.4	The interest rate swaps contemplated by clause 27.2 shall collectively:

(a)	provide for the Borrower to pay a fixed or capped rate of interest in respect of the relevant notional principal amount; and

(b)	match the repayment profile and term of the Loan.

27.5	The Borrower shall ensure that each due date for value in respect of each Hedging Transaction shall coincide with the expiry of each Interest Period or instalments of interest payable under clause 8.2 (Payment of Interest).

27.6	The Borrower shall, promptly upon entry into of any Confirmation under a Hedging Contract, deliver to the Agent an original or certified copy of such Confirmation.

27.7	Other than Hedging Transactions which meet the requirements of clauses 27.2 to 27.6, the Borrower shall not enter into Treasury Transactions, except with approval.

27.8	If, at any time during the Facility Period, the Borrower wishes to enter into any Treasury Transaction so as to hedge all or any part of its exposure under this Agreement to interest rate fluctuations, it shall advise the Agent and the Hedging Co-ordinator in writing.

27.9	Any such Treasury Transaction shall be arranged through the Hedging Co-ordinator and be concluded with a Hedging Provider on the terms of the Hedging Master Agreement with that Hedging Provider but (except with the approval of the Majority Lenders) no such Treasury Transaction shall be concluded unless:

(a)	its purpose is to hedge the Borrower’s interest rate risk in relation to borrowings under this Agreement for a period expiring no later than the Final Repayment Date;

(b)	its notional principal amount, when aggregated with the notional principal amount of any other continuing Hedging Contracts, does not and will not exceed the Loan as then scheduled to be repaid pursuant to clause 6.2 (Scheduled repayment of Facility); and

(c)	it is approved.

27.10	If and when any such Treasury Transaction has been concluded, it shall constitute a Hedging Contract for the purposes of the Finance Documents.

Unwinding of Hedging Contracts

27.11	If, at any time, and whether as a result of any prepayment (in whole or in part) of the Loan or any cancellation (in whole or in part) of any Commitment or otherwise, the aggregate notional principal amount under all Hedging Transactions in respect of the Loan entered into by the Borrower exceeds or will exceed the amount of Loan outstanding at that time after such prepayment or cancellation, then (unless otherwise approved by the Majority Lenders) the Borrower shall immediately close out and terminate sufficient Hedging Transactions as are necessary to ensure that the aggregate notional principal amount under the remaining continuing Hedging Transactions equals, and will in the future be equal to, the amount of the Loan at that time and as scheduled to be repaid from time to time thereafter pursuant to clause 6.2 (Scheduled repayment of Facility).

Variations

27.12	Except with approval or as required by clause 27.11 (Unwinding of Hedging Contracts), any Hedging Master Agreement and the Hedging Contracts shall not be varied.

Releases and waivers

27.13	Except with approval, there shall be no release by the Borrower of any obligation of any other person under the Hedging Contracts (including by way of novation), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach.

Assignment of Hedging Contracts by Borrower

27.14	Except with approval or by the Hedging Contract Security, the Borrower shall not assign or otherwise dispose of its rights under any Hedging Contract.

Termination of Hedging Contracts by Borrower

27.15	Except with approval, the Borrower shall not terminate or rescind any Hedging Contract or close out or unwind any Hedging Transaction except in accordance with clause 27.11 (Unwinding of Hedging Contracts) for any reason whatsoever.

Performance of Hedging Contracts by Borrower

27.16	The Borrower shall perform its obligations under the Hedging Contracts and use its best endeavours to procure that each Hedging Provider shall perform its obligations under the Hedging Contracts to which it is party.

Information concerning Hedging Contracts

27.17	The Borrower shall provide the Agent with any information it may request concerning any Hedging Contract, including all reasonable information, accounts and records that may be necessary or of assistance to enable the Agent to verify the amounts of all payments and any other amounts payable under the Hedging Contracts.

28	Events of Default

28.1	Each of the events or circumstances set out in clauses 28.2 to 28.41 is an Event of Default.

Non-payment

28.2	An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable.

28.3	For the purposes of clause 28.2 and subject to the Agent’s right to demand interest under clauses 8.3 to 8.5 (Default interest), if the relevant Obligor can demonstrate to the reasonable satisfaction of the of the Agent that all necessary instructions were given to effect such payment and non-receipt thereof is attributable solely to an error in the banking system, such payment shall instead be deemed to be due within three Business Days of the date on which it actually fell due under the relevant Finance Document (if a payment of principal), five Business Days (if a payment of interest) or ten Business Days (if a sum payable on demand).

Hedging Contracts

28.4	An Event of Default (as defined in any Hedging Master Agreement) has occurred and is continuing under any Hedging Contract.

28.5	An Early Termination Date (as defined in any Hedging Master Agreement) has occurred or been designated under any Hedging Contract.

28.6	A person entitled to do so gives notice of such an Early Termination Date under any Hedging Contract except with approval or as may be required by clause 27.11 (Unwinding of Hedging Contracts).

28.7	Any Hedging Contract is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with approval or as may be required by clause 27.11 (Unwinding of Hedging Contracts).

Financial Covenants

28.8	The Borrower does not comply with clause 19 (Financial covenants) and such non-compliance continues for a period of 30 days of the earlier of (A) the Agent giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

Insurance

28.9	The Insurances of the Ship are not placed and kept in force in the manner required by clause 23 (Insurance).

28.10	Any insurer either:

(a)	cancels any such Insurances; or

(b)	disclaims liability under them by reason of any mis-statement or failure or default by any person.

Other obligations

28.11	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clause 28.2 (Non-payment), clauses 28.4 to 28.7 (Hedging Contracts), clause 28.8 (Financial covenants), clauses 28.9 to 28.10 (Insurance) and clause 28.38 (Arrest of Ship)).

28.12	No Event of Default under clause 28.11 above will occur if the failure to comply is capable of remedy and the failure is remedied within 30 days of the earlier of (A) the Agent giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

Misrepresentation

28.13	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading to a material extent when made or deemed to be made.

Cross default

28.14	Any Financial Indebtedness of the Borrower or TGP is not paid when due nor within any originally applicable grace period.

28.15	Any Financial Indebtedness of the Borrower or TGP is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

28.16	Any commitment for any Financial Indebtedness of the Borrower or TGP is cancelled or suspended by a creditor of the Borrower or TGP as a result of an event of default (however described).

28.17	The counterparty to a Treasury Transaction entered into by the Borrower or TGP becomes entitled to terminate that Treasury Transaction early by reason of an event of default (however described).

28.18	Any creditor of the Borrower or TGP becomes entitled to declare any Financial Indebtedness of the Borrower or TGP due and payable prior to its specified maturity as a result of an event of default (however described).

28.19	No Event of Default will occur under clauses 28.14 to 28.18 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses 28.14 to 28.18 above is less than $2,000,000 (in the case of the Borrower) or $100,000,000 (in the case of TGP) (or its equivalent in any other currency or currencies).

Insolvency

28.20	An Obligor is unable or admits inability to pay its debts as they fall due, is deemed to, or is declared to, be unable to pay its debts under applicable law, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

28.21	The value of the assets of an Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

28.22	A moratorium is declared in respect of any indebtedness of an Obligor (other than Teekay Shipping).

Insolvency proceedings

28.23	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor (other than Teekay Shipping);

(b)	a composition, compromise, assignment or arrangement with any creditor of an Obligor (other than Teekay Shipping);

(c)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of an Obligor (other than Teekay Shipping) or any of its assets (including the directors of an Obligor (other than Teekay Shipping) requesting a person to appoint any such officer in relation to it or any of its assets); or

(d)	enforcement of any Security Interest over any assets of an Obligor (other than Teekay Shipping),

or any analogous procedure or step is taken in any jurisdiction.

28.24	Clause 28.23 shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within seven days of commencement or, if earlier, the date on which it is advertised.

Creditors’ process

28.25	Any expropriation, attachment, sequestration, distress, execution or analogous process affects any asset or assets of an Obligor in an amount exceeding $1,000,000 in any one case and $2,000,000 in aggregate (or its equivalent in any other currency or currencies) and is not discharged within seven days.

28.26	Any judgment or order for an amount in exceeding $1,000,000 in any one case and $2,000,000 in aggregate (or its equivalent in any other currency or currencies) is made against an Obligor and is not stayed or complied with within seven days.

Unlawfulness and invalidity

28.27	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be effective.

28.28	Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

28.29	Any Finance Document or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be in full force and effect or is alleged by a party to it (other than a Finance Party) to be ineffective for any reason.

28.30	Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

28.31	Subject always to the Obligors’ continued compliance with the provisions of the relevant Security Documents, no Event of Default will occur under clauses 28.27 to 28.30 if the failure to comply is capable of remedy and the failure is remedied within seven days (or such longer period as may be agreed in writing by the Agent).

Cessation of business

28.32	Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

Expropriation

28.33	The authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any of its assets.

Repudiation and rescission of Finance Documents

28.34	An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document.

Litigation

28.35	Any litigation, alternative dispute resolution, arbitration or administrative proceeding is taking place, or threatened against any Obligor (other than Teekay Shipping) or any of its assets, rights or revenues which, if adversely determined, might have a Material Adverse Effect.

Material Adverse Effect

28.36	Any Environmental Incident or other event or circumstance or series of events (including any change of law) occurs which the Majority Lenders reasonably believe has, or is reasonably likely to have, a Material Adverse Effect, provided that if such event or circumstance or series of events involves a Sponsor pursuant to paragraph (a) of the definition of Material Adverse Effect in clause 1.1 (Definitions and interpretation) and the Agent considers (acting reasonably) that such event or circumstance or series of events may be remedied by a transfer of shares in the Borrower or Malt LNG Transport (prior to the Reorganisation Date) or Dutch Holdco (after the Reorganisation Date) as between the Sponsors, the Sponsors shall be entitled to effect such remedy (absent any other Event of Default having occurred and being continuing) within a period of 30 days.

Security enforceable

28.37	Any Security Interest (other than a Permitted Maritime Lien) in respect of Charged Property becomes enforceable.

Arrest of Ship

28.38	The Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the Borrower fails to procure the release of the Ship within a period of 14 days thereafter (or such longer period as may be approved).

Ship registration

28.39	Except with approval, the registration of the Ship under the laws and flag of its Flag State is cancelled or terminated.

Political risk

28.40	The Flag State or any Relevant Jurisdiction of an Obligor becomes involved in hostilities or civil war or there is a seizure of power in the Flag State or any such Relevant Jurisdiction by unconstitutional means if, in any such case, such event or circumstance, in the reasonable opinion of the Agent, has or is reasonably likely to have, a Material Adverse Effect and, within 30 days of notice from the Agent to do so, such action as the Agent may require to ensure that such event or circumstance will not have such an effect has not been taken by the Borrower.

APMM Guarantee

28.41	Unless the Charterer has consented, the APMM Guarantee is terminated for any reason without the approval of the Agent and is not novated to the Sponsors or replaced by a replacement guarantee provided by the Sponsors (or either of them) and approved by the Charterer within 30 days of such termination.

Acceleration

28.42	On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments at which time they shall immediately be cancelled; and/or

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, at which time it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	declare that no withdrawals be made from any Account; and/or

(e)	exercise or direct the Security Agent and/or any other beneficiary of the Security Documents to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

29	Position of Hedging Providers

Hedging Providers

29.1	It is acknowledged that as at the date hereof the Hedging Providers comprise only the Original Hedging Providers but that at the time any Hedging Contract is entered into after the date hereof, any Hedging Provider who is party to such Hedging Contract (and who is not an Original Hedging Provider) shall accede to, and become a party to, this Agreement by entering into a Hedging Provider Accession Letter and upon the execution of such Hedging Provider Accession Letter the relevant Hedging Provider shall have the rights and obligations on the part of the Hedging Providers contained in this Agreement and the other Finance Documents.

Rights of Hedging Providers

29.2	Each Hedging Provider is a Finance Party and as such, will be entitled to share in the security constituted by the Security Documents in respect of any liabilities of the Borrower under the Hedging Contracts with such Hedging Provider in the manner and to the extent contemplated by the Finance Documents.

No voting rights

29.3	No Hedging Provider shall be entitled to vote on any matter where a decision of the Lenders alone is required under this Agreement, whether before or after the termination or close out of the Hedging Contracts with such Hedging Provider, provided that each Hedging Provider shall be entitled to vote on any matter where a decision of all the Finance Parties is expressly required.

Acceleration and enforcement of security

29.4	Neither the Agent nor the Security Agent or any other beneficiary of the Security Documents shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to clause 28 (Events of Default) or pursuant to the other Finance Documents, to have any regard to the requirements of the Hedging Provider except to the extent that the Hedging Provider is also a Lender.

Close out of Hedging Contracts

29.5	The Parties agree that at any time on and after any Event of Default the Agent (acting on the instructions of the Majority Lenders) shall be entitled, by notice in writing to a Hedging Provider, to instruct such Hedging Provider to terminate and close out any Hedging Transactions (or part thereof) with the relevant Hedging Provider. The relevant Hedging Provider will terminate and close out the relevant Hedging Transactions (or parts thereof) and/or the relevant Hedging Contracts in accordance with such notice immediately upon receipt of such notice.

29.6	No Hedging Provider shall be entitled to terminate or close out any Hedging Contract or any Hedging Transaction under it prior to its stated maturity except:

(a)	in accordance with a notice served by the Agent under clause 29.5; or

(b)	if the Borrower has not paid amounts due under the Hedging Contract and such amounts remain unpaid for a period of 30 days after the due date for payment and the Agent (acting on the instructions of the Majority Lenders) consents to such termination or close out; or

(c)	if the Agent takes any action under clause 28.42 (Acceleration); or

(d)	if the Loan and other amounts outstanding under the Finance Documents (other than amounts outstanding under the Hedging Contracts) have been repaid by the Borrower in full.

29.7	If there is a net amount payable to the Borrower under a Hedging Transaction or a Hedging Contract upon its termination and close out, the relevant Hedging Provider shall forthwith pay that net amount (together with interest earned on such amount) to the Security Agent for application in accordance with clause 32.79 (Order of application).

29.8	No Hedging Provider (in any capacity) shall set-off any such net amount against or exercise any right of combination in respect of any other claim it has against the Borrower.

Section 8 - Changes to Parties

30	Changes to the Lenders

Assignments by the Lenders

30.1	Subject to this clause 30, a Lender (the Existing Lender) may assign any of its rights under this Agreement to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

Conditions of assignment

30.2	The consent of the Borrower is required for an assignment by a Lender, unless the assignment is to another Lender or an Affiliate of a Lender or to any government entity under whose supervision any of the Lenders is subject or an Event of Default is continuing. The Agent will immediately advise the Borrower of the assignment.

30.3	The Borrower’s consent to an assignment may not be unreasonably withheld or delayed.

30.4	An assignment will only be effective:

(a)	on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Borrower and the other Finance Parties as it would have been under if it was an Original Lender;

(b)	on the New Lender entering into any documentation required for it to accede as a party to any Security Document to which the Original Lender is a party in its capacity as a Lender and, in relation to such Security Documents, completing any filing, registration or notice requirements;

(c)	on the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender; and

(d)	if that Existing Lender assigns equal fractions of its Commitment and participation in the Loan.

30.5	Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the assignment becomes effective in accordance with the Finance Documents and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

Fee

30.6	The New Lender shall, on the date upon which an assignment takes effect, pay to the Agent (for its own account) a fee of $3,500.

Limitation of responsibility of Existing Lenders

30.7	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents;

(d)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; or

(e)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

30.8	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)	has made (and shall continue to make) its own independent investigation and assessment of:

(i)	the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement; and

(ii)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents,

and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document;

(b)	will continue to make its own independent appraisal of the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; and

(c)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

30.9	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-assignment from a New Lender of any of the rights assigned under this clause 30 (Changes to the Lenders); or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the nonperformance by any Obligor of its obligations under the Finance Documents or by reason of the application of any Basel II Regulation to the transactions contemplated by the Finance Documents or otherwise.

Procedure for assignment

30.10	Subject to the conditions set out in clauses 30.2 to 30.5 (Conditions of assignment) an assignment may be effected in accordance with clause 30.13 below when (a) the Agent executes an otherwise duly completed Transfer Certificate and (b) the Agent executes any document required under clause 30.4 which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person. The Agent shall, subject to clause 30.11, as soon as reasonably practicable after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document.

30.11	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once:

(a)	it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender; and

(b)	it has received the transfer fee payable in terms of clause 30.6 (Fee).

30.12	The Obligors and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultations with them.

30.13	On the Transfer Date:

(a)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Transfer Certificate;

(b)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Transfer Certificate (but the obligations owed by the Obligors under the Finance Documents shall not be released); and

(c)	the New Lender shall become a Party to the Finance Documents as a “Lender” for the purposes of all the Finance Documents and will be bound by obligations equivalent to the Relevant Obligations.

30.14	Lenders may utilise procedures other than those set out in clauses 30.10 to 30.13 (Procedure for assignment) to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with clauses 30.10 to 30.13 (Procedure for assignment) to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clauses 30.2 to 30.5 (Conditions of assignment).

Copy of Transfer Certificate to Borrower

30.15	The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and any other document required under clause 30.4, send a copy of that Transfer Certificate and such other documents to the Borrower.

Security over Lenders’ rights

30.16	In addition to the other rights provided to Lenders under this clause 30, each Lender may without consulting with or obtaining consent from an Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

31	Changes to the Obligors

31.1	No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

Section 9 - The Finance Parties

32	Roles of Agent, Security Agent, Arranger and Hedging Co-ordinator

Appointment of the Agent

32.1	Each other Finance Party (other than the Security Agent) appoints the Agent to act as its agent under and in connection with the Finance Documents.

32.2	Each such other Finance Party authorises the Agent:

(a)	to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b)	to execute each of the Security Documents and all other documents that may be approved by the Majority Lenders for execution by it.

Instructions to Agent

32.3	The Agent shall:

(a)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(i)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(ii)	in all other cases, the Majority Lenders; and

(b)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (a) above.

32.4	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

32.5	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

32.6	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

32.7	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

32.8	The Agent is not authorised to act on behalf of a Lender or any Hedging Provider (without first obtaining that Lender’s or any Hedging Provider’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 32.8 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

Duties of the Agent

32.9	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

32.10	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

32.11	Without prejudice to clause 30.15 (Copy of Transfer Certificate to Borrower), clause 32.10 shall not apply to any Transfer Certificate.

32.12	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

32.13	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

32.14	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger or the Security Agent, for their own account) under this Agreement it shall promptly notify the other Finance Parties.

32.15	The Agent shall provide to the Borrower within five Business Days of a request by the Borrower (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

32.16	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

Role of the Arranger and the Hedging Co-ordinator

32.17	Except as specifically provided in the Finance Documents, the Arranger and the Hedging Co-ordinator have no obligations of any kind to any other Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.

No fiduciary duties

32.18	Nothing in this Agreement constitutes the Agent, the Arranger and the Hedging Co-ordinator as a trustee or fiduciary of any other person.

32.19	None of the Agent, the Security Agent, the Arranger or the Hedging Co-ordinator shall be bound to account to any Lender or any Hedging Provider for any sum or the profit element of any sum received by it for its own account or have any obligations to the other Finance Parties beyond those expressly stated in the Finance Documents.

Business with the Obligors and Sponsors

32.20	The Agent, the Security Agent, the Arranger and the Hedging Co-ordinator may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or either Sponsor or their Affiliates.

Rights and discretions of the Agent

32.21	The Agent may

(a)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(b)	assume that:

(i)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(ii)	unless it has received notice of revocation, that those instructions have not been revoked; and

(c)	rely on a certificate from any person:

(i)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(ii)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (i) above, may assume the truth and accuracy of that certificate.

32.22	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the other Finance Parties) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under clauses 28.2 and 28.3 (Non-payment));

(b)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(c)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the. consent and knowledge of all the Obligors.

32.23	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts in the conduct of its obligations and responsibilities under the Finance Documents.

32.24	Without prejudice to the generality of clause 32.23 or clause 32.25, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

32.25	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

32.26	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(a)	be liable for any error of judgment made by any such person; or

(b)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

32.27	Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

32.28	Without prejudice to the generality of clause 32.27 above, the Agent:

(a)	may disclose; and

(b)	upon the written request of the Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the other Finance Parties and the Borrower.

32.29	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. The Agent and the Arranger may do anything which in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

32.30	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

32.31	Neither the Agent nor the Arranger shall be obliged to request any certificate, opinion or other information under clause 18 (Information undertakings) unless so required in writing by a Lender or any Hedging Provider, in which case the Agent shall promptly make the appropriate request of the Borrower if such request would be in accordance with the terms of this Agreement.

Responsibility for documentation and other matters

32.32	Neither the Agent nor the Arranger is responsible or liable for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or of any representations in any Finance Document or of any copy of any document delivered under any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any Charter Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or any Charter Document;

(c)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

(d)	any loss to the Trust Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;

(e)	accounting to any person for any sum or the profit element of any sum received by it for its own account;

(f)	the failure of any Obligor or any other party to perform its obligations under any Finance Document or any Charter Document or the financial condition of any such person;

(g)	ascertaining whether all deeds and documents which should have been deposited with it (or the Security Agent) under or pursuant to any of the Security Documents have been so deposited;

(h)	investigating or making any enquiry into the title of any Obligor to any of the Charged Property or any of its other property or assets;

(i)	failing to register any of the Security Documents with the Registrar of Companies or any other public office;

(j)	failing to register any of the Security Documents in accordance with the provisions of the documents of title of any Obligor to any of the Charged Property;

(k)	failing to take or require any Obligor to take any steps to render any of the Security Documents effective as regards property or assets outside England or Wales or to secure the creation of any ancillary charge under the laws of the jurisdiction concerned;

(l)	(unless it is the same entity as the Security Agent) the Security Agent and/or any other beneficiary of a Security Document failing to perform or discharge any of its duties or obligations under the Security Documents; or

(m)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by any applicable law or regulation relating to insider dealing or otherwise.

No duty to monitor

32.33	The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

Exclusion of liability

32.34	Without limiting clause 32.35 (and without prejudice to any other provision of the Finance Documents excluding or limiting the liability of the Agent) the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(a)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Charged Property, unless directly caused by its gross negligence or wilful misconduct;

(b)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Charged Property; or

(c)	without prejudice to the generality of paragraphs (a) and (b) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(i)	any act, event or circumstance not reasonably within its control; or

(ii)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Payment Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

32.35	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this clause subject to clauses 1.8 to 1.10 (Third party rights) and the provisions of the Third Parties Act.

32.36	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

32.37	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out

(a)	any “know your customer” or other checks in relation to any person; or

(b)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender or any Hedging Provider and each Lender any Hedging Provider confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

32.38	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Charged Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

Lenders’ indemnity to the Agent

32.39	Each Lender shall (in proportion (if no part of the Loan is then outstanding) to its share of the Total Commitments or (at any other time) to its participation in the Loan) indemnify the Agent, within three Business Days of demand, against:

(a)	any Losses for negligence or any other category of liability whatsoever incurred by such Lenders’ Representative in the circumstances contemplated pursuant to clause 35.20 (Disruption to payment systems etc) notwithstanding the Agent’s negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Agent); and

(b)	any other Losses (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) including the costs of any person engaged in accordance with clause 32.23 (Rights and discretions of the Agent) and any Receiver in acting as its agent under the Finance Documents, in each case incurred by the Agent in acting as such under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document or out of the Trust Property).

32.40	Subject to clause 32.41, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to clause 32.39.

32.41	Clause 32.40 shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

Resignation of the Agent

32.42	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders, each Hedging Provider, the Security Agent and the Borrower.

32.43	Alternatively the Agent may resign by giving 30 days notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

32.44	If the Majority Lenders have not appointed a successor Agent in accordance with clause 32.43 above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.

32.45	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under clause 32.44, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this clause 32 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

32.46	The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

32.47	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

32.48	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 32.46) but shall remain entitled to the benefit of clause 14.4 (Indemnity to the Agent and the Security Agent) and this clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

Replacement of the Agent

32.49	After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent replace the Agent by appointing a successor Agent.

32.50	The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

32.51	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 32.50) but shall remain entitled to the benefit of clause 14.4 (Indemnity to the Agent and the Security Agent) and this clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

32.52	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

Replacement of the Agent for FATCA withholding

32.53	The Agent shall resign and the Majority Lenders (after consultation with the Borrower) shall appoint a successor Agent in accordance with clause 32.43 (Resignation of the Agent) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(a)	the Agent fails to respond to a request under clause 12.13 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)	the information supplied by the Agent pursuant to clause 12.13 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

Confidentiality

32.54	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its department, division or team directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions, departments or teams.

32.55	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

32.56	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to disclose to any other person (a) any confidential information or (b) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

Relationship with the Lenders and Hedging Providers

32.57	The Agent may treat the person shown in its records as Lender or as each Hedging Provider at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender or (as the case may be) as a Hedging Provider acting through its Facility Office:

(a)	entitled to or liable for any payment due under any Finance Document on that day; and

(b)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days prior notice from that Lender or (as the case may be) a Hedging Provider to the contrary in accordance with the terms of this Agreement.

32.58	Each Lender and each Hedging Provider shall supply the Agent with any information that the Agent may reasonably specify as being necessary or desirable to enable the Agent or the Security Agent, to perform its functions as Agent or Security Agent.

32.59	Each Lender and each Hedging Provider shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

Credit appraisal by the Lenders and Hedging Providers

32.60	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and each Hedging Provider confirms to each other Finance Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any Charter Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or any Charter Document;

(c)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

(d)	whether any Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

(e)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document or any Charter Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or any Charter Document; and

(f)	the right or title of any person in or to, or the value or sufficiency of, any part of the Charged Property, the priority of the Security Documents or the existence of any Security Interest affecting the Charged Property.

Reference Banks

32.61	If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

Agent’s management time and additional remuneration

32.62	Any amount payable to the Agent under clause 14.4 (Indemnity to the Agent and the Security Agent), clause 16 (Costs and expenses) and clause 32.39 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under clause 11 (Fees).

32.63	Without prejudice to clause 32.62, in the event of:

(a)	a Default;

(b)	(the Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Agent and the Borrower agree to be of non-minor nature or outside the scope of the normal duties of the Agent under the Finance Documents; or

(c)	the Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances,

the Borrower shall pay to the Agent any additional remuneration that may be agreed between them or determined pursuant to clause 32.64.

32.64	If the Agent and the Borrower fail to agree upon the nature of the duties, or upon the additional remuneration referred to in clause 32.63 or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Agent and approved by the Borrower or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

Deduction from amounts payable by the Agent

32.65	If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

Common parties

32.66	Although the Agent and the Security Agent may from time to time be the same entity, that entity will have entered into the Finance Documents (to which it is party) in its separate capacities as agent for the Finance Parties and (as appropriate) security agent and trustee for the Finance Parties. Where any Finance Document provides for the Agent or Security Agent to communicate with or provide instructions to the other, while they are the same entity, such communication or instructions will not be necessary.

Security Agent

32.67	Each other Finance Party appoints the Security Agent to act as its agent and (to the extent permitted under any applicable law) trustee under and in connection with the Security Documents and confirms that the Security Agent shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all moneys payable to the beneficiaries of those Security Documents.

32.68	Each other Finance Party authorises the Security Agent:

(a)	to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b)	to execute each of the Security Documents and all other documents that may be approved by the Agent and/or the Majority Lenders for execution by it.

32.69	The Security Agent accepts its appointment under clause 32.67 (Security Agent) as trustee of the Trust Property with effect from the date of this Agreement and declares that it holds the Trust Property on trust for itself, the other Finance Parties (for so long as they are Finance Parties) on and subject to the terms set out in clauses 32.67 - 32.106 (inclusive) and the Security Documents to which it is a party.

Application of certain clauses to Security Agent

32.70	Clause 32.16 (Duties of the Agent), clauses 32.21 to 32.31 (Rights and discretions of the Agent), clause 32.32 (Responsibility for documentation and other matters), clause 32.33 (No duty to monitor), clauses 32.34 to 32.38 (Exclusion of liability), clauses 32.39 to 32.41 (Lenders’ indemnity to the Agent), clauses 32.42 to 32.48 (Resignation of the Agent), clauses 32.54 to 32.56 (Confidentiality), clauses 32.57 to 32.59 (Relationship with the Lenders and Hedging Providers), clause 32.60 (Credit appraisal by the Lenders and Hedging Providers), clauses 32.62 to 32.64 (Agent’s management time and additional remuneration) and clause 32.65 (Deduction from amounts payable by the Agent) shall each extend so as to apply to the Security Agent in its capacity as such and for that purpose each reference to the “Agent” in these clauses shall extend to include in addition a reference to the “Security Agent” in its capacity as such and, in clauses 32.21 to 32.31 (Rights and discretions of the Agent), references to the Lenders and a group of Lenders shall refer to the Agent.

32.71	In addition, clauses 32.42 to 32.48 (Resignation of the Agent) shall, for the purposes of its application to the Security Agent pursuant to clause 32.70, have the following additional clause:

32.72	At any time after the appointment of a successor, the retiring Security Agent shall do and execute all acts, deeds and documents reasonably required by its successor to transfer to it (or its nominee, as it may direct) any property, assets and rights previously vested in the retiring Security Agent pursuant to the Security Documents and which shall not have vested in its successor by operation of law. All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the retiring Security Agent (except for any external costs (including, but not limited to, legal fees and stamp duties) of the retiring Security Agent and where the Security Agent is retiring under clause 32.49 as extended to it by clause 32.70, the costs of which shall be borne by the Lenders (in proportion (if no part of the Loan is then outstanding) to their shares of the Total Commitments or (at any other time) to their participations in the Loan).

Instructions to Security Agent

32.73	The Security Agent shall:

(a)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Agent; and

(b)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (a) above.

32.74	The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

32.75	Unless a contrary indication appears in a Finance Document, any instructions given to the Security Agent by the Agent shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

32.76	The Security Agent may refrain from acting in accordance with any instructions of the Agent until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

32.77	In the absence of instructions, the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

32.78	The Security Agent is not authorised to act on behalf of a Lender or any Hedging Provider (without first obtaining that Lender’s or the relevant Hedging Provider’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 32.78 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

Order of application

32.79	The Security Agent agrees to apply the Trust Property and each other beneficiary of the Security Documents agrees to apply all moneys received by it in the exercise of its rights under the Security Documents in accordance with the following respective claims:

(a)	first, as to a sum equivalent to the amounts payable to the Security Agent under the Finance Documents (excluding any amounts received by the Security Agent pursuant to clauses 32.39 to 32.41 (Lenders’ indemnity to the Agent) as extended to the Security Agent pursuant to clause 32.70 (Application of certain clauses to Security Agent)), for the Security Agent absolutely;

(b)	secondly, as to a sum equivalent to the aggregate amount then due and owing to the other Finance Parties under the Finance Documents, for those Finance Parties absolutely for application between them in accordance with clauses 35.8 to 35.10 (Partial payments);

(c)	thirdly, until such time as the Security Agent is satisfied that all obligations owed to the Finance Parties have been irrevocably and unconditionally discharged in full, held by the Security Agent on a suspense account for payment of any further amounts owing to the Finance Parties under the Finance Documents and further application in accordance with this clause 32.79 as and when any such amounts later fall due;

(d)	fourthly, to such other persons (if any) as are legally entitled thereto in priority to the Obligors; and

(e)	fifthly, as to the balance (if any), for the Obligors by or from whom or from whose assets the relevant amounts were paid, received or recovered or other person entitled to them.

32.80	The Security Agent and each other beneficiary of the Security Documents shall make each application as soon as is practicable after the relevant moneys are received by, or otherwise become available to, it save that (without prejudice to any other provision contained in any of the Security Documents) the Security Agent (acting on the instructions of the Agent) any other beneficiary of the Security Documents or any receiver or administrator may credit any moneys received by it to a suspense account for so long and in such manner as the Security Agent), any other beneficiary of the Security Documents or such receiver or administrator may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of their respective claims against the Borrower or any other person liable.

32.81	The Security Agent and/or any other beneficiary of the Security Documents shall obtain a good discharge in respect of the amounts expressed to be due to the other Finance Parties as referred to in clauses 32.79 and 32.80 by paying such amounts to the Agent for distribution in accordance with clause 35 (Payment mechanics).

Powers and duties of the Security Agent as trustee of the security

32.82	In its capacity as trustee in relation to the Trust Property, the Security Agent:

(a)	shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by this Agreement and/or any Security Document but so that the Security Agent may only exercise such powers and discretions to the extent that it is authorised to do so by the provisions of this Agreement;

(b)	shall (subject to clause 32.79 (Order of application)) be entitled (in its own name or in the names of nominees) to invest moneys from time to time forming part of the Trust Property or otherwise held by it as a consequence of any enforcement of the security constituted by any Finance Document which, in the reasonable opinion of the Security Agent, it would not be practicable to distribute immediately, by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify the same and the Security Agent shall not be responsible for any loss due to interest rate or exchange rate fluctuations except for any loss arising from the Security Agent’s gross negligence or wilful misconduct;

(c)	may, in the conduct of its obligations under and in respect of the Security Documents (otherwise than in relation to its right to make any declaration, determination or decision), instead of acting personally, employ and pay any agent (whether being a lawyer or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Agent (including the receipt and payment of money) and on the basis that (i) any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his or her in connection with such employment and (ii) the Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent if the Security Agent shall have exercised reasonable care in the selection of such agent; and

(d)	may place all deeds and other documents relating to the Trust Property which are from time to time deposited with it pursuant to the Security Documents in any safe deposit, safe or receptacle selected by the Security Agent exercising reasonable care or with any firm of solicitors or company whose business includes undertaking the safe custody of documents selected by the Security Agent exercising reasonable care and may make any such arrangements as it thinks fit for allowing Obligors access to, or its solicitors or auditors possession of, such documents when necessary or convenient and the Security Agent shall not be responsible for any loss incurred in connection with any such deposit, access or possession if it has exercised reasonable care in the selection of a safe deposit, safe, receptacle or firm of solicitors or company (save that it shall take reasonable steps to pursue any person who may be liable to it in connection with such loss).

No challenge by Obligor

32.83	No Obligor may:

(a)	in any way challenge the ability or authority of the Security Agent to act for the Finance Parties; or

(b)	otherwise inquire into the authority or power of the Security Agent.

All enforcement action through the Security Agent

32.84	None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in favour of the Security Agent only or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Security Agent.

32.85	None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in their favour or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Security Agent. If any Finance Party (other than the Security Agent) is a party to any Security Document it shall promptly upon being requested by the Agent to do so grant a power of attorney or other sufficient authority to the Security Agent to enable the Security Agent to exercise any rights, discretions or powers or to grant any consents or releases under such Security Document.

Force majeure

32.86	Despite any other provision of this Agreement, the Security Agent need not act (whether or not on instructions from the Agent or any other Finance Party) if it is impossible to act or to act lawfully due to any cause beyond its control (including, without limitation, war, riot, natural disaster, labour dispute or law taking effect after the date of this deed).

Co-operation to achieve agreed priorities of application

32.87	The other Finance Parties shall co-operate with each other and with the Security Agent and any receiver or administrator under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 32.79 (Order of application).

Indemnity from Trust Property

32.88	In respect of all liabilities, costs or expenses for which the Obligors are liable under this Agreement, the Security Agent and each Affiliate of the Security Agent and each officer or employee of the Security Agent or its Affiliate (each a Relevant Person) shall be entitled to be indemnified out of the Trust Property in respect of all liabilities, damages, costs, claims, charges or expenses whatsoever properly incurred or suffered by such Relevant Person:

(a)	in the execution or exercise or bona fide purported execution or exercise of the trusts, rights, powers, authorities, discretions and duties created or conferred by or pursuant to the Finance Documents;

(b)	as a result of any breach by an Obligor of any of its obligations under any Finance Document;

(c)	in respect of any Environmental Claim made or asserted against a Relevant Person which would not have arisen if the Finance Documents had not been executed; and

(d)	in respect of any matter or thing done or omitted in any way in accordance with the terms of the Finance Documents relating to the Trust Property or the provisions of any of the Finance Documents.

32.89	The rights conferred by clause 32.88 are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the Finance Documents entitling the Security Agent or any other person to an indemnity in respect of, and/or reimbursement of, any liabilities, costs or expenses incurred or suffered by it in connection with any of the Finance Documents or the performance of any duties under any of the Finance Documents. Nothing contained in clause 32.88 shall entitle the Security Agent or any other person to be indemnified in respect of any liabilities, damages, costs, claims, charges or expenses to the extent that the same arise from such person’s own gross negligence or wilful misconduct.

Finance Parties to provide information

32.90	The other Finance Parties shall provide the Security Agent with such written information as it may reasonably require for the purposes of carrying out its duties and obligations under the Security Documents and, in particular, with such necessary directions in writing so as to enable the Security Agent to make the calculations and applications contemplated by clause 32.79 (Order of application) above and to apply amounts received under, and the proceeds of realisation of, the Security Documents as contemplated by the Security Documents, clauses 35.8 to 35.10 (Partial payments) and clause 32.79 (Order of application).

Release to facilitate enforcement and realisation

32.91	Each Finance Party acknowledges that pursuant to any enforcement action by the Security Agent (or a Receiver) carried out on the instructions of the Agent it may be desirable for the purpose of such enforcement and/or maximising the realisation of the Charged Property being enforced against, that any rights or claims of or by the Security Agent (for the benefit of the Finance Parties) and/or any Finance Parties against any Obligor and/or any Security Interest over any assets of any Obligor (in each case) as contained in or created by any Finance Document, other than such rights or claims or security being enforced, be released in order to facilitate such enforcement action and/or realisation and, notwithstanding any other provision of the Finance Documents, each Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Agent) to grant any such releases to the extent necessary to fully effect such enforcement action and realisation including, without limitation, to the extent necessary for such purposes to execute release documents in the name of and on behalf of the Finance Parties. Where the relevant enforcement is by way of disposal of shares in the Borrower, the requisite release shall include releases of all claims (including under guarantees) of the Finance Parties and/or the Security Agent against the Borrower and of all Security Interests over the assets of the Borrower.

Undertaking to pay

32.92	Each Obligor which is a Party undertakes with the Security Agent on behalf of the Finance Parties that it will, on demand by the Security Agent, pay to the Security Agent all money from time to time owing, and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.

Additional trustees

32.93	The Security Agent shall have power by notice in writing to the other Finance Parties and the Borrower to appoint any person approved by the Borrower (such approval not to be unreasonably withheld or delayed) either to act as separate trustee or as co-trustee jointly with the Security Agent:

(a)	if the Security Agent reasonably considers such appointment to be in the best interests of the Finance Parties;

(b)	for the purpose of conforming with any legal requirement, restriction or condition in any jurisdiction in which any particular act is to be performed; or

(c)	for the purpose of obtaining a judgment in any jurisdiction or the enforcement in any jurisdiction against any person of a judgment already obtained,

and any person so appointed shall (subject to the provisions of this Agreement) have such rights (including as to reasonable remuneration), powers, duties and obligations as shall be conferred or imposed by the instrument of appointment. The Security Agent shall have power to remove any person so appointed. At the request of the Security Agent, the other parties to this Agreement shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such party irrevocably authorises the Security Agent in its name and on its behalf to do the same. Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent and (subject always to the provisions of this Agreement) have such trusts, powers, authorities, liabilities and discretions (not exceeding those conferred on the Security Agent by this Agreement and the other Finance Documents) and such duties and obligations as shall be conferred or imposed by the instrument of appointment (being no less onerous than would have applied to the Security Agent but for the appointment). The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Agent shall have exercised reasonable care in the selection of such person.

Non-recognition of trust

32.94	It is agreed by all the parties to this Agreement that:

(a)	in relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be constituted by this clause 32, the relationship of the Security Agent and the other Finance Parties shall be construed as one of principal and agent, but to the extent permissible under the laws of such jurisdiction, all the other provisions of this Agreement shall have full force and effect between the parties to this Agreement; and

(b)	the provisions of this clause 32 insofar as they relate to the Security Agent in its capacity as trustee for the Finance Parties and the relationship between themselves and the Security Agent as their trustee may be amended by agreement between the other Finance Parties and the Security Agent. The Security Agent may amend all documents necessary to effect the alteration of the relationship between the Security Agent and the other Finance Parties and each such other party irrevocably authorises the Security Agent in its name and on its behalf to execute all documents necessary to effect such amendments.

Anti-money laundering

32.95	Each Party agrees that the Security Agent (and each other Finance Party) may delay, block or refuse to process any payment or transaction in connection with the Finance Documents without incurring any liability if it suspects that:

(a)	the transaction may breach any laws or regulations within Australia or any other applicable jurisdiction;

(b)	the transaction involves any person (natural, corporate or governmental) that is itself sanctioned or is connected, directly or indirectly, to any person that is sanctioned under economic and trade sanctions imposed by Australia, the United States of America, the European Union or any other applicable jurisdiction; or

(c)	the transaction may directly or indirectly involve the proceeds of, or be applied for the purposes of, conduct which is unlawful within Australia or any other applicable jurisdiction.

32.96	Each Party shall provide all information and documents to the Security Agent (and each other Finance Party) which it reasonably requires in order to manage its anti-money laundering, counter-terrorism-financing or economic and trade sanctions risk or to comply with any laws or regulations in Australia or any other applicable jurisdiction.

32.97	Each Party agrees that, notwithstanding the provisions of clause 42 (Confidentiality), the Security Agent may disclose any information concerning it to:

(a)	any law enforcement, regulatory agency or court where required by any such law or regulation in Australia or any other applicable jurisdiction; and

(b)	any correspondent which the Security Agent (and each other Finance Party) uses to make the payment for the purpose of compliance with any such law or regulation.

32.98	If, in the opinion of the Security Agent, it is required to disclose information obtained under the Finance Documents to any person in order to comply with its obligations under any applicable anti-money laundering or counter-terrorism-financing laws, each of the Parties to this Agreement hereby acknowledges and agrees that such disclosure will not be a breach of any duty owed by the Security Agent to any Party to this Agreement and the Parties to this Agreement release the Security Agent from any claims that they would otherwise have in respect of such disclosure.

Security Agent limitation of liability and indemnity

32.99	The Security Agent enters into this Agreement and each other Finance Document to which it is a party solely in its capacity as agent and as trustee for the Finance Parties and in no other capacity.

32.100	The Security Agent will have no liability under or in connection with this Agreement or any other Finance Document (whether to the Finance Parties, the Obligors or any other person) other than to the extent to which the liability is able to be satisfied out of the Trust Property from which the Security Agent is actually indemnified for the liability. Subject to clause 32.103, this limitation of the Security Agent’s liability applies despite any other provision of this Agreement or any other Finance Document and extends to all liabilities and obligations of the Security Agent in relation to any representation, warranty, conduct, omission, agreement or transaction related to this Agreement or any other Finance Document.

32.101	Subject to clauses 32.102 and 32.103, no Party to a Finance Document may sue the Security agent personally, seek the appointment of a liquidator, administrator, receiver or similar person to the Security Agent or prove in any liquidation, administration or arrangement of, or affecting, the Security Agent.

32.102	Nothing in clauses 32.99 to 32.106 (Security Agent limitation of liability and indemnity) or any similar provision in any other Finance Document limits or adversely affects the powers of the Security Agent or any Receiver in respect of any Trust Property.

32.103	Clauses 32.99 to 32.104 will not apply to a liability of the Security Agent to the extent that it is not satisfied because, under this Agreement or any other Finance Document or by operation by law, there is a reduction in the extent of the Security Agent’s indemnification as a result of the Security Agent’s fraud, gross negligence or wilful default.

32.104	The Security Agent does not have any obligations to any party under or in connection with this Agreement or any other Finance Document, except as expressly provided in this Agreement and each other Finance Document to which it is a party.

32.105	The Security Agent is not obliged to do or not do anything in connection with this Agreement or any other Finance Document (including enter into any transaction or incur any liability) unless:

(a)	the Security Agent’s liability is limited in a manner which is consistent with clauses 32.99 to 32.104 above;

(b)	the Security Agent is indemnified (or otherwise put in funds) to its reasonable satisfaction against any liability or loss arising from, and any costs, charges and expenses (including those incurred in connection with advisers) properly incurred in connection with, doing or not doing that thing; and

(c)	it has received the relevant instructions from the Agent.

32.106	For the purposes of clause 32.103 above, wilful default in relation to the Security Agent means any wilful failure to comply with, or wilful breach by, the Security Agent of any of its obligations under any Finance Document other than a failure or breach which:

(a)	arises as a result of a breach of a Finance Document by a person other than the Security Agent and (subject to any provisions of the Finance Documents which limit its liability in respect of the acts and omissions thereof) its directors, officers, employees, agents, delegates or attorneys;

(b)	is in accordance with a lawful court order or direction or is required by law;

(c)	is in accordance with a proper instruction or direction of the Agent; or

(d)	arises in circumstances where the Security Agent has not taken action under a Finance Document because it has not been indemnified to its satisfaction in respect to any actions, proceedings, claims and demands to which it may render itself liable, and all costs, charges, damages and expenses which may arise from the Security Agent taking that action.

33	Conduct of business by the Finance Parties

Finance Parties tax affairs

33.1	No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

Finance Parties acting together

33.2	Notwithstanding clauses 2.2 to 2.4 (Finance Parties’ rights and obligations), if the Agent makes a declaration under clause 28.42 (Acceleration) the Agent shall, in the names of all the Finance Parties, take such action on behalf of the Finance Parties and conduct such negotiations with the Obligors and generally administer the Facility in accordance with the wishes of the Majority Lenders. All the Finance Parties shall be bound by the provisions of this clause and no Finance Party shall be entitled to take action independently against any Obligor or any of its assets without the prior consent of the Majority Lenders.

33.3	Clause 33.2 shall not override clause 32 (Roles of Agent, Security Agent, Arranger and Hedging Co-ordinator) as it applies to the Security Agent.

Majority Lenders

33.4	Where any Finance Document provides for any matter to be determined by reference to the opinion of, or to be subject to the consent, approval or request of, the Majority Lenders or for any action to be taken on the instructions of the Majority Lenders (a majority decision), such majority decision shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Lenders if all the Lenders shall have received prior notice of the matter on which such majority decision is required and the relevant majority of Lenders shall have given or issued such majority decision. However (as between any Obligor and the Finance Parties) the relevant Obligor shall be entitled (and bound) to assume that such notice shall have been duly received by each Lender and that the relevant majority shall have been obtained to constitute Majority Lenders when notified to this effect by the Agent whether or not this is the case.

33.5	If, within ten Business Days of the Agent despatching to each Lender a notice requesting instructions (or confirmation of instructions) from the Lenders or the agreement of the Lenders to any amendment, modification, waiver, variation or excuse of performance for the purposes of, or in relation to, any of the Finance Documents, the Agent has not received a reply specifically giving or confirming or refusing to give or confirm the relevant instructions or, as the case may be, approving or refusing to approve the proposed amendment, modification, waiver, variation or excuse of performance, then (irrespective of whether such Lender responds at a later date) the Agent shall treat any Lender which has not so responded as having indicated a desire to be bound by the wishes of 66 2/3 per cent of those Lenders (measured in terms of the total Commitments of those Lenders) which have so responded.

33.6	For the purposes of clause 33.5, any Lender which notifies the Agent of a wish or intention to abstain on any particular issue shall be treated as if it had not responded.

33.7	Clauses 33.5 and 33.6 shall not apply in relation to those matters referred to in, or the subject of, clauses 34.5 and 34.6 (Exceptions).

Conflicts

33.8	The Borrower acknowledges that the Arranger and its parent undertaking, subsidiary undertakings and fellow subsidiary undertakings (together the Arranger Group) may be providing debt finance, equity capital or other services (including financial advisory services) to other persons with which the Borrower may have conflicting interests in respect of the Facility or otherwise.

33.9	No member of the Arranger Group shall use confidential information gained from any Obligor by virtue of the Facility or its relationships with any Obligor in connection with their performance of services for other persons. This shall not, however, affect any obligations that any member of the Arranger Group has as Agent in respect of the Finance Documents. The Borrower also acknowledges that no member of the Arranger Group has any obligation to use or furnish to any Obligor information obtained from other persons for their benefit.

33.10	The terms parent undertaking, subsidiary undertaking and fellow subsidiary undertaking when used in this clause have the meaning given to them in sections 1161 and 1162 of the Companies Act 2006.

34	Sharing among the Finance Parties

Payments to Finance Parties

34.1	If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 35 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 35 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clauses 35.8 to 35.10 (Partial payments).

Redistribution of payments

34.2	The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clauses 35.8 to 35.10 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

Recovering Finance Party’s rights

34.3	On a distribution by the Agent under clause 34.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

Reversal of redistribution

34.4	If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

Exceptions

34.5	This clause 34 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

34.6	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings;

(b)	the taking legal or arbitration proceedings was in accordance with the terms of this Agreement; and

(c)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

Section 10 - Administration

35	Payment mechanics

Payments to the Agent

35.1	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document (other than a Hedging Contract), that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

35.2	Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Agent, in each case, specifies.

Distributions by the Agent

35.3	Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 35.4 (Distributions to an Obligor) and clauses 35.5 to 35.7 (Clawback and prefunding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency.

Distributions to an Obligor

35.4	The Agent may (with the consent of the Obligor or in accordance with clause 36 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

Clawback and pre-funding

35.5	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

35.6	Unless clause 35.7 applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

35.7	If the Agent is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(a)	the Borrower shall on demand refund it to the Agent; and

(b)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

Partial payments

35.8	If the Agent receives a payment for application against amounts in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Security Agent or the Arranger under those Finance Documents;

(b)	secondly, in or towards payment to the Lenders pro rata of any amount owing to the Lenders under clause 32.39 (Lenders’ indemnity to the Agent) including any amount owing to the Lenders under clause 32.39 as a result of clauses 32.39 to 32.41 being extended to the Security Agent by clause 32.70 (Application of certain clauses to Security Agent);

(c)	thirdly, in or towards payment pro rata (i) to the Lenders pro rata of any accrued interest, fee or commission due to them but unpaid under those Finance Documents and (ii) to the Hedging Providers pro rata of any accrued interest, fee or commission due to them but unpaid under the Hedging Contracts;

(d)	fourthly, in or towards payment pro rata (i) to the Lenders pro rata of any principal and (ii) to the Hedging Providers pro rata of any net amounts due to them but unpaid under the Hedging Contracts which is due but unpaid under those Finance Documents; and

(e)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

35.9	The Agent shall, if so directed by all the Lenders and each Hedging Provider, vary the order set out in paragraphs (b) to (e) of clause 35.8.

35.10	Clauses 35.8 and 35.9 above will override any appropriation made by an Obligor.

No set-off by Obligors

35.11	All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

Business Days

35.12	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

35.13	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

Currency of account

35.14	Subject to clauses 35.15 to 35.16, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

35.15	A repayment of all or part of the Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.

35.16	Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

35.17	All moneys received or held by the Security Agent or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale. Neither the Security Agent nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

Change of currency

35.18	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

35.19	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Interbank Market and otherwise to reflect the change in currency.

Disruption to payment systems etc.

35.20	If either the Agent determines (in its discretion) that a Payment Disruption Event has occurred or the Agent is notified by the Borrower that a Payment Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Payment Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 41 (Amendments and waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 35.20; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

36	Set-off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

37	Notices

Communications in writing

37.1	Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

Addresses

37.2	The address, and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of any Obligor which is a Party, that identified with its name in Schedule 1 (The original parties);

(b)	in the case of any Obligor which is not a Party, that identified in any Finance Document to which it is a party;

(c)	in the case of the Security Agent, the Agent and any other original Finance Party that identified with its name in Schedule 1 (The original parties); and

(d)	in the case of each Lender or other Finance Party, that notified in writing to the Agent on or prior to the date on which it becomes a Party in the relevant capacity,

or, in each case, any substitute address, fax number, or department or officer as an Obligor or Finance Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

Delivery

37.3	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under clause 37.2 (Addresses), if addressed to that department or officer.

37.4	Any communication or document to be made or delivered to the Agent or the Security Agent, will be effective only when actually received by the Agent or the Security Agent, and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The original parties) (or any substitute department or officer as the Agent or the Security Agent, shall specify for this purpose).

37.5	All notices from or to an Obligor shall be sent through the Agent.

37.6	Any communication or document made or delivered to the Borrower in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

37.7	Any communication or document which becomes effective, in accordance with clauses 37.3 to 37.6 above, after 5:00pm in the place of receipt shall be deemed only to become effective on the following day.

Notification of address and fax number

37.8	Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to clause 37.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

Electronic communication

37.9	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(b)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days notice.

37.10	Any electronic communication made between those two Parties will be effective only when actually received in readable form and, in the case of any electronic communication made by a Party to the Agent or the Security Agent, only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

37.11	Any electronic communication which becomes effective, in accordance with clause 37.10 above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

English language

37.12	Any notice given under or in connection with any Finance Document shall be in English.

37.13	All other documents provided under or in connection with any Finance Document shall be:

(a)	in English; or

(b)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

38	Calculations and certificates

Accounts

38.1	In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

Certificates and determinations

38.2	Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

Day count convention

38.3	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Interbank Market differs, in accordance with that market practice.

39	Partial invalidity

39.1	If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

40	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

41	Amendments and waivers

Required consents

41.1	Subject to clause 41.5 (All Lender matters) and clauses 41.6 to 41.9 (Other exceptions), any term of the Finance Documents may be amended or waived with the consent of the Agent (acting on the instructions of the Majority Lenders and, if it affects the rights and obligations of the Agent or the Security Agent,, the consent of the Agent or the Security Agent,) and any such amendment or waiver agreed or given by the Agent will be binding on all the Finance Parties.

41.2	The Agent may (or, in the case of the Security Documents, instruct the Security Agent to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 41.

41.3	Without prejudice to the generality of clauses 32.23, 32.24 and 32.25 (Rights and discretions of the Agent), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

41.4	Each Obligor agrees to any such amendment or waiver permitted by this clause 41 which is agreed to by the Borrower.

All Lender matters

41.5	An amendment, waiver or discharge or release or a consent of, or in relation to, the terms of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in clause 1.1 (Definitions);

(b)	the definition of “Last Availability Date” in clause 1.1 (Definitions);

(c)	an extension to the date of payment of any amount under the Finance Documents;

(d)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated;

(e)	an increase in, or an extension of, any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(f)	a change to the Borrower or any other Obligor;

(g)	any provision which expressly requires the consent or approval of all the Lenders;

(h)	clauses 2.2 to 2.4 (Finance Parties’ rights and obligations), clause 30 (Changes to the Lenders), clause 34.1 (Payments to Finance Parties), this clause 41, clause 44 (Governing law) or clauses 45.1 to 45.3 (Jurisdiction of English courts);

(i)	the order of distribution under clauses 35.8 to 35.10 (Partial payments);

(j)	the order of distribution under clause 32.79 (Order of application);

(k)	the currency in which any amount is payable under any Finance Document;

(l)	an increase in any Commitment or the Total Commitments, an extension of any period within which the Facility is available for Utilisation or any requirement that a cancellation of Commitments reduces the Commitments rateably;

(m)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Security Documents are distributed; and

(n)	the circumstances in which the security constituted by the Security Documents are permitted or required to be released under any of the Finance Documents,

shall not be made, or given, without the prior consent of all the Lenders.

Other exceptions

41.6	Amendments to or waivers in respect of the Hedging Contracts may only be agreed by the relevant Hedging Provider.

41.7	If, notwithstanding any other term of this Agreement, the Agent or a Lender (a Relevant Party) reasonably believes that (a) any amendment or waiver to any term of this Agreement or (b) the operation of any provision of this Agreement, may constitute a “material modification” for the purposes of FATCA that may result (directly or indirectly) in a Party being required to make a FATCA Deduction (a Material Modification) and the Agent or that Lender (as the case may be) notifies the other Parties in accordance with the terms of this Agreement accordingly, then that Material Modification may not be made unless:

(a)	the Parties to this Agreement enter into good faith negotiations (for not longer than 30 days) with a view to agreeing the Material Modification (and any amendments to this Agreement appropriate, desirable or required to take account of FATCA at that time and for the purpose of the Material Modification); and

(b)	the Relevant Party consents to that Material Modification and any other amendments agreed under clause 41.7(a) above.

41.8	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arranger in their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Agent, Security Agent or the Arranger (as the case may be).

41.9	Notwithstanding clauses 41.1 to 41.7 (inclusive), the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

Releases

41.10	Except with the approval of the Lenders or for a release which is expressly permitted or required by the Finance Documents, the Agent shall not have authority to authorise the Security Agent to release:

(a)	any Charged Property from the security constituted by any Security Document; or

(b)	any Obligor from any of its guarantee or other obligations under any Finance Document.

Disenfranchisement of Defaulting Lenders

41.11	For so long as a Defaulting Lender has any undrawn Commitment, in ascertaining:

(a)	the Majority Lenders; or

(b)	whether:

(i)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility; or

(ii)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents,

that Defaulting Lender’s Commitment will be reduced by the amount of its undrawn Commitment and, to the extent that the reduction results in that Defaulting Lender’s Commitment being zero and it has no participation in the Loan, that Defaulting Lender shall be deemed not to be a Lender for the purposes paragraphs (a) and (b) above.

41.12	For the purposes of clause 41.11, the Agent may assume that the following Lenders are Defaulting Lenders:

(a)	any Lender which has notified the Agent that it has become a Defaulting Lender; and

(b)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

Excluded Commitments

41.13	If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within ten Business Days of that request being made (unless the Borrower and the Agent agree to a longer time period in relation to any request):

(a)	its Commitment or its participation in the Loan shall not be included for the purpose of calculating the Total Commitments or the amount of the Loan when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments or the amount of the Loan has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

Replacement of a Defaulting Lender

41.14	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 15 Business Days’ prior written notice to the Agent and such Lender replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) assign pursuant to clause 30 (Changes to the Lenders) all (and not part only) of its rights under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Borrower, and which confirms its willingness to undertake and does undertake all the obligations or all the relevant obligations of the transferring Lender in accordance with clause 30 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(a)	in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loan and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(b)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrower and which does not exceed the amount described in paragraph (a) above.

41.15	Any assignment by a Defaulting Lender pursuant to this clause shall be subject to the following conditions:

(a)	the Borrower shall have no right to replace the Agent;

(b)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(c)	the assignment must take place no later than 15 days after the notice referred to in clause 41.14 above;

(d)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(e)	the Defaulting Lender shall only be obliged to assign its rights pursuant to clause 41.14 above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that assignment to the Replacement Lender.

41.16	The Defaulting Lender shall perform the checks described in clause 41.15(e) above as soon as reasonably practicable following delivery of a notice referred to in clause 41.14 and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

42	Confidentiality

Confidential Information

42.1	Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 42.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

Disclosure of Confidential Information

42.2	Any Finance Party may disclose to any of its Affiliates and any other person:

(a)	in the case of a Lender, to (or through) whom that Lender assigns (or may potentially assign) all or any of its rights and obligations under the Finance Documents;

(b)	in the case of a Lender, to its head office, shareholder, any Affiliate and any other branch any Confidential Information, provided that such recipient is obliged not to disclose any such Confidential Information;

(c)	in the case of a Lender, to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to clause 30.16 (Security over Lenders’ rights);

(d)	in the case of a Lender, with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor, provided that such recipient is obliged not to disclose any such Confidential Information;

(e)	in the case of a Lender, if required to do so by any fiscal, monetary, Tax, regulatory, governmental or other competent authority or any stock exchange on which its shares may be listed; or

(f)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

and any Finance Party may disclose to a rating agency or its professional advisers or (with the consent of the Borrower) any other person, any information about any Obligor, the Sponsors and the Finance Documents as that Finance Party shall consider appropriate.

Entire agreement

42.3	This clause 42 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

Inside information

42.4	Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

Notification of disclosure

42.5	Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to clause 42.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that clause during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 42 (Confidentiality).

Continuing obligations

42.6	The obligations in this clause 42 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

43	Counterparts

43.1	Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

Section 11 - Governing Law and Enforcement

44	Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

45	Enforcement

Jurisdiction of English courts

45.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

45.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

45.3	Clauses 45.1 and 45.2 are for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

Service of process

45.4	Without prejudice to any other mode of service allowed under any relevant law, each Obligor which is a Party:

(a)	irrevocably appoints the person named in Schedule 1 (The original parties) as that Obligor’s English process agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(c)	if any person appointed as process agent for an Obligor is unable for any reason to act as agent for service of process, that Obligor must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The original parties

Borrower

Name:	MALT Singapore Pte. Ltd..

Original Jurisdiction	Singapore.

Registration number (or equivalent, if any)	UEN No. 201009647E.

English process agent (if not incorporated in England)	Teekay Shipping (UK) Ltd. of 2nd Floor, 86 Jermyn Street, London SW1Y 6JD, England.

Registered office	8 Shenton Way, #41-01 AXA Tower, Singapore 068811.

Address for service of notices	Teekay Shipping (Canada) ltd Suite 2000, Bentall 5, 550 Burrard Street Vancouver B.C. V6C 2K2 Canada Fax: +1 604 681 3011 Attention Director, Finance.

The Original Lenders

Name	Commonwealth Bank of Australia, Singapore Branch.

Facility Office, address, fax number and attention details for notices

1 Temasek Avenue

#17-01 Millenia Tower

Singapore 039192

For credit matters:

Susan Whiting, Head of Credit Risk

Fax: +65 6224 5812

For loan administration matters:

Judy Pang/ Alicia Yap

Fax: +65 6224 5812

With a copy to:

Post Deal Management

Commonwealth Bank of Australia

Level 22, Darling Park Tower 1

201 Sussex Street

Sydney NSW 2000

Australia

Fax: +612 9118 4201

Total Commitment ($)	160,000,000

The Agent

Name	Commonwealth Bank of Australia.

Facility Office, address, fax number and attention details for notices

Level 22, Darling Park Tower 1

201 Sussex Street

Sydney NSW 2000

Australia

Fax: +61 2 9118 4001

Email: agencygroup@cba.com.au

Attention: Steven Furlong, Vice President – Agency

With a copy to:

Post Deal Management

Commonwealth Bank of Australia

Level 22, Darling Park Tower 1

201 Sussex Street

Sydney NSW 2000

Australia

Fax: +612 9118 4201

The Security Agent

Name	CBA Corporate Services (NSW) Pty Ltd.

Facility Office, address, fax number and attention details for notices

Level 22, Darling Park Tower 1

201 Sussex Street

Sydney NSW 2000

Australia

Fax: +61 2 9118 4001

Email: agencygroup@cba.com.au

Attention: Steven Furlong, Vice President – Agency

With a copy to:

Post Deal Management

Commonwealth Bank of Australia

Level 22, Darling Park Tower 1

201 Sussex Street

Sydney NSW 2000

Fax: +612 9118 4201

The Original Hedging Providers

Name	Commonwealth Bank of Australia, Singapore Branch.

Facility Office, address, fax number and attention details for notices	1 Temasek Avenue #17-01 Millenia Tower Singapore 039192

For credit matters:

Susan Whiting, Head of Credit Risk

Fax: +65 6224 5812

For loan administration matters:

Judy Pang/ Alicia Yap

Fax: +65 6224 5812

With a copy to:

Post Deal Management

Commonwealth Bank of Australia

Level 22, Darling Park Tower 1

201 Sussex Street

Sydney NSW 2000

Australia

Fax: +612 9118 4201

Schedule 2

Ship information

Name of Ship:	“WOODSIDE DONALDSON”.

Flag State:	Singapore.

Port of Registry:	Singapore.

Official Number:	395529.

IMO Number:	9369899.

Charter description:	Time charter dated 10 September 2007 as novated to the Borrower pursuant to a novation agreement dated 31 August 2010 and as amended by Amendments No.1 each dated 10 September 2007 and 23 December 2008 and a charter consent and amendment deed dated 7 February 2012.

Charterer:	Pluto LNG Pty. Ltd. as agent for the Pluto Joint Venture Participants (as defined in the Charter), currently being Woodside Burrup Ltd. (90%), Tokyo Gas Pluto LNG Pty Ltd (5%) and Kansai Electric Power Australia Pty Ltd (5%).

Charter rate:	Daily capital hire of $60,538 plus an operating cost and management fee element of $14,627.

Classification:	I HULL MACH Liquefied gas carrier Unrestricted navigation VeriSTAR-HULL DFL 40 years, AUT-UMS, SYS-NEQ-1, MON-HULL MON-SHAF, ERS-S, INWATERSURVEY

Classification Society:	Bureau Veritas

Major Casualty Amount:	$10,000,000

Schedule 3

Conditions precedent

Part 1

Conditions precedent to the Utilisation

1	Original Obligors’ corporate documents

(a)	A copy of the Constitutional Documents of each Original Obligor.

(b)	A copy of a resolution of the board of directors of each Original Obligor (or, if applicable, any committee of such board empowered to approve and authorise the following matters):

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party (Relevant Documents) and resolving that it execute the Relevant Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Relevant Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request and any Selection Notice) to be signed and/or despatched by it under or in connection with the Relevant Documents to which it is a party.

(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing any committee referred to in paragraph (b) above and conferring authority on that committee.

(d)	If required by the relevant legal counsel for the purposes of their legal opinions, a copy of a resolution signed by all the holders of the issued shares in each Original Obligor, approving the terms of, and the transactions contemplated by, the Relevant Documents to which such Obligor is a party.

(e)	A certificate of the Borrower (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded.

(f)	A copy of any power of attorney under which any person is to execute any of the Relevant Documents on behalf of any Original Obligor.

(g)	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.

(h)	Copies of the Constitutional Documents or other evidence of singing authority of Malt LNG Holdings as may be required by the legal advisors to the Security Agent and the Agent in the Kingdom of Denmark for purposes of providing a legal opinion referred to at paragraph 2(b) below.

2	Legal opinions

The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders:

(a)	A legal opinion of Norton Rose Fulbright LLP, London addressed to the Security Agent and the Agent on matters of English law, substantially in the form distributed to the Original Lenders and approved by the Agent prior to signing this Agreement.

(b)	A legal opinion of the legal advisers to the Security Agent and the Agent in England and also each jurisdiction in which an Obligor and Malt LNG Holdings is incorporated and/or which is or is to be the Flag State of the Ship, or in which an Account opened at the relevant time is established substantially in the form distributed to the Original Lenders and approved by the Agent prior to signing this Agreement.

3	Other documents and evidence

(a)	Evidence that any process agent referred to in clause 45.4 (Service of process) or any equivalent provision of any other Finance Document entered into on or before the Utilisation Date, if not an Original Obligor, has accepted its appointment.

(b)	A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	The Original Financial Statements.

(d)	Each Fee Letter duly executed by the parties thereto.

(e)	Evidence that the fees, commissions, costs and expenses then due from the Borrower pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the Utilisation Date.

4	Bank Accounts

Evidence that any Account required to be established under clause 25 (Bank accounts) has been opened and established, that any Account Security in respect of each such Account has been executed and delivered by the Borrower in favour of the Security Agent and that any notice required to be given to an Account Bank under that Account Security has been given to it and acknowledged by it in the manner required by that Account Security and that each amount required by clauses 25.7 (DSRA Account) and 25.10 (Dry Dock Reserve Account) has been credited to it.

5	Hedging Master Agreements and Hedging Contract Security

Evidence that:

(a)	each of the Hedging Master Agreements has been executed by the Borrower and each Hedging Provider;

(b)	the Borrower has executed the Hedging Contract Security in favour of the Security Agent; and

(c)	any notice required to be given to each Hedging Provider under the Hedging Contract Security has been given to it and acknowledged by it in the manner required by the Hedging Contract Security.

6	Share Security

The Share Security duly executed by Malt LNG Transport together with all letters, transfers, certificates and other documents required to be delivered under the Share Security.

7	Charter Documents, Management Agreement and Joint Venture Agreement

(a)	A copy, certified by an approved person to be a true and complete copy, of each of the Charter Documents and Joint Venture Agreement; and

(b)	Where a manager of the Ship has been approved in accordance with clause 21.5 (Manager), a copy, certified by an approved person to be a true and complete copy, of the agreement between the Borrower and the manager relating to the appointment of the manager.

8	“Know your customer” information

Such documentation and information as any Finance Party may reasonably request through the Agent to comply with “know your customer” or similar identification procedures under all laws and regulations applicable to that Finance Party.

9	Existing Facility Agreement

Evidence that:

(a)	the relevant portion attributable to the Ship of the amount outstanding under the Existing Facility Agreement have been or, pursuant to the Utilisation of the Facility, will be fully, finally and irrevocably discharged in full;

(b)	the relevant portion attributable to the Ship of the commitments under the Existing Facility Agreement have been or, pursuant to the Utilisation of the Facility, will be fully, finally and irrevocably cancelled in full; and

(c)	the relevant Security Interests and guarantees created pursuant to or in respect of the Existing Facility Agreement attributable to the Ship have been released.

Part 2

Ship and security conditions precedent

1	Corporate documents

(a)	A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

(b)	A certificate of an authorised signatory of each other Obligor which is party to any of the Original Security Documents required to be executed at or before the Utilisation Date certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

2	Security

(a)	The Mortgage and the Deed of Covenant duly executed by the Borrower.

(b)	The Charter Assignment duly executed by the Borrower and the Quiet Enjoyment Agreement duly executed by the Borrower, the Charterer and the Security Agent.

(c)	Any Manager’s Undertaking then required pursuant to the Finance Documents duly executed by the relevant manager.

(d)	Duly executed notices of assignment and acknowledgements of those notices as required by any of the above Security Documents, provided that if, in the case of the Charter Assignment, the Charterer has agreed the form of the acknowledgement of notice of assignment required thereunder (in an approved form) prior to Utilisation, such acknowledgement shall be delivered to the Agent promptly following the Utilisation Date.

3	Delivery and registration of Ship

Evidence that the Ship:

(a)	is legally and beneficially owned by the Borrower and registered in the name of the Borrower through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b)	is classed with the relevant Classification free of all overdue requirements and recommendations of the relevant Classification Society;

(c)	is insured in the manner required by the Finance Documents;

(d)	remains in service under the Charter;

(e)	is free of any other charter commitment which would require approval under the Finance Documents; and

(f)	any prior registration (other than through the relevant Registry in the relevant Flag State) of the Ship has been or will (within such period as may be approved) be cancelled.

4	Mortgage registration

Evidence that the Mortgage has been registered against the Ship through the relevant Registry under the laws and flag of the relevant Flag State.

5	Value of Ship

Valuations (in accordance with the provisions of clauses 22.19 (Valuation) to 22.28 (Differences in valuations) obtained (not more than 14 days before the Utilisation Date) from two brokers out of a panel of R.S. Platou, Clarkson plc and Poten & Partners appointed by the Agent and to be provided on a charter-free willing buyer/willing seller basis.

6	Legal opinions

If required by the Agent, the following further legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders:

(a)	A legal opinion of Norton Rose Fulbright LLP, London addressed to the Security Agent and the Agent on matters of English law, substantially in the form distributed to the Original Lenders and approved by the Agent prior to signing this Agreement in relation to Security Documents.

(b)	A legal opinion of the legal advisers to the Security Agent and the Agent in each jurisdiction in which an Obligor is incorporated and/or which is or is to be the Flag State of the Ship, or in which an Account opened at the relevant time is established substantially in the form distributed to the Original Lenders and approved by the Agent prior to signing this Agreement.

7	Insurance

In relation to the Ship’s Insurances:

(a)	an opinion from insurance consultants appointed by the Agent on such Insurances;

(b)	evidence that such Insurances have been placed in accordance with clause 23 (Insurance); and

(c)	evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking in favour of the Security Agent in an approved form in relation to the Insurances.

8	ISM and ISPS Code

Copies of:

(a)	the document of compliance issued in accordance with the ISM Code to the person who is the operator of the Ship for the purposes of that code;

(b)	the safety management certificate in respect of the Ship issued in accordance with the ISM Code; and

(c)	the international ship security certificate in respect of the Ship issued under the ISPS Code.

9	Fees and expenses

Evidence that the fees, commissions, costs and expenses that are due from the Borrower pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the Utilisation Date.

10	Environmental matters

If relevant, copies of the Ship’s certificate of financial responsibility and vessel response plan required under United States law and evidence of their approval by the appropriate United States government entity and (if requested by the Agent) an environmental report in respect of the Ship from an approved person.

11	No Material Adverse Effect

Evidence satisfactory to the Agent that no default has occurred under the Charter Documents or any management agreement or that any event has occurred in respect of the Borrower, Malt LNG Transport, Malt LNG Holdings or any Sponsor which has, or may have, a Material Adverse Effect.

12	Methane Spirit

Evidence satisfactory to the Agent that the Borrower has sold “METHANE SPIRIT” to another Subsidiary of Malt LNG Transport and that the Borrower has no actual or contingent liability in respect of m.v. “METHANE SPIRIT” and Malt LNG Holdings has provided an indemnity in an approved form to the Security Agent covering such liability.

Schedule 4

Utilisation Request

From:	MALT Singapore Pte. Ltd.

To:	Commonwealth Bank of Australia

Dated:	[—] 2013

Dear Sirs

$160,000,000

Facility Agreement dated [—] 2013 (the Agreement)

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[—] (or, if that is not a Business Day, the next Business Day)

Amount:	$160,000,000.

3	We confirm that each condition specified in clause 4.4 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	The purpose of the Loan is to refinance amounts owing under the Existing Facility Agreement and to provide working capital to the Borrower and its proceeds should be credited to [—] [specify account] in respect of an amount of $[—], with an amount equal to $[—] being paid to each of the Debt Service Reserve Account and the Dry Dock Reserve Account.

5	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
MALT Singapore Pte. Ltd.

Schedule 5

Selection Notice

From:	MALT Singapore Pte. Ltd.

To:	Commonwealth Bank of Australia

Dated:	[—] 2013

Dear Sirs

$160,000,000

Facility Agreement dated [—] 2013 (the Agreement)

1	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2	We request that the next Interest Period for the Loan be [—] months.

3	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
MALT Singapore Pte. Ltd.

Schedule 6

Form of Transfer Certificate

To:	[—] as Agent

From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

$160,000,000

Facility Agreement dated [—] 2013 (the Agreement)

1	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to clauses 30.10 to 30.14 (Procedure for assignment):

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in the Loan under the Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in the Loan under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

(d)	The proposed Transfer Date is [—].

(e)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 37.2 (Addresses) are set out in the Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clauses 30.7 to 30.9 (Limitation of responsibility of Existing Lenders).]

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5	This Transfer Certificate and any non-contractual obligations connected with it are governed by English law.

6	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

The Schedule

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:

This is accepted by the Agent as a Transfer Certificate and the Transfer Date is confirmed as [    ].

Signature of this Transfer Certificate by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

Schedule 7

Form of Compliance Certificate

To:	Commonwealth Bank of Australia as Agent

From:	MALT Singapore Pte. Ltd.

Dated:	[—] 2013

Dear Sirs

$160,000,000

Facility Agreement dated [—] 2013 (the Agreement)

1	I/We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	I/We confirm that the DSCR is [—] [Requirement: not less than 1:1] and this is calculated as follows:

Earnings for the Relevant Period [1 January [—] to 30 June [—]] [1 July [—] to 31 December [—]]:

$[—]

Operating Costs for the Relevant Period:	$[—]

Debt Service Amount for the Relevant Period:	$[—]

3	[I/We confirm that no Default is continuing.] [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]

Signed by:

authorised signatory MALT Singapore Pte. Ltd.

Schedule 8

Form of Hedging Provider Accession Letter

To:	Commonwealth Bank of Australia (as Agent and Hedging Co-ordinator)

From:	[Acceding Hedging Provider]

Dated:	[—]

Dear Sirs

$160,000,000

Facility Agreement dated [—] 2013 (the Agreement)

1	We refer to the Agreement. This is a Hedging Provider Accession Letter. Terms defined in the Agreement have the same meaning in this Hedging Provider Accession Letter unless given a different meaning in this Hedging Provider Accession Letter.

2	[—] agrees to become a Hedging Provider and to be bound by the terms of the Agreement as a Hedging Provider, including (without limitation) clause 29 (Position of Hedging Providers), and undertakes and agrees and hereby appoints:

(a)	the Agent as its agent under and in connection with the Finance Documents in accordance with the provisions of clause 32.1 (Appointment of Agent); and

(b)	the Security Agent to act as its agent and (to the extent permitted under any applicable law) trustee under and in connection with the Security Documents in accordance with the provisions of clauses 32.67 to 32.68 (Security Agent).

3	[—] administrative details are as follows:

Address:	[—]

Fax No:	[—]

Attention:	[—]

4	This Hedging Provider Accession Letter and any non-contractual obligations connected with it are governed by English law.

5	This Hedging Provider Accession Letter shall be considered a Finance Document.

6	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Hedging Provider Accession Letter or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Hedging Provider Accession Letter) (a Dispute).

7	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

8	Clause 7 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

[—]

By:

Date:

This Accession Letter is accepted by the Agent on behalf of itself and the other Finance Parties (other than the Hedging Co-ordinator).

COMMONWEALTH BANK OF AUSTRALIA

By:	By:

Date:	Date:

This Accession Letter is accepted by the Hedging Co-ordinator.

COMMONWEALTH BANK OF AUSTRALIA

By:	By:

Date:	Date:

Schedule 9

Account signatories

[To be provided by Teekay]

SIGNATURES

THE BORROWER

SIGNED by GEORGE MACHERAS	)

for and on behalf of	)

MALT SINGAPORE PTE. LTD.	)	/s/ George Macheras

Authorised Signatory

THE ARRANGER

COMMONWEALTH BANK OF AUSTRALIA

By:

THE HEADING CO-ORDINATOR

COMMONWEALTH BANK OF AUSTRALIA

By:

THE AGENT

COMMONWEALTH BANK OF AUSTRALIA

By:

THE SECURITY AGENT

CBA CORPORATE SERVICES (NSW) PTY LTD

By:

THE ORIGINAL LENDERS

COMMONWEALTH BANK OF AUSTRALIA

By:

135

SIGNATURES

THE BORROWER

SIGNED by		)

for and on behalf of		)

MALT SINGAPORE PTE. LTD.		)

Authorised Signatory

THE ARRANGER

COMMONWEALTH BANK OF AUSTRALIA

By:	Greg Williams		/s/ Greg Williams
Country Head

THE HEADING CO-ORDINATOR

COMMONWEALTH BANK OF AUSTRALIA

By:	Greg Williams		/s/ Greg Williams
Country Head

THE AGENT

COMMONWEALTH BANK OF AUSTRALIA

By:	Greg Williams		/s/ Greg Williams
Country Head

THE SECURITY AGENT

CBA CORPORATE SERVICES (NSW) PTY LTD

By:	Greg Williams		/s/ Greg Williams
Country Head

THE ORIGINAL LENDERS

COMMONWEALTH BANK OF AUSTRALIA

By:	Greg Williams		/s/ Greg Williams
Country Head

THE ORIGINAL HEDGING PROVIDERS

COMMONWEALTH BANK OF AUSTRALIA

By:	Greg Williams	/s/ Greg Williams
Country Head